UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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3D SYSTEMS CORPORATION

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333 Three D Systems Circle

Rock Hill, SC 29730

March 24, 2016

Dear Fellow Stockholder:

Please join us at the Annual Meeting of Stockholders of 3D Systems Corporation.

Time:	Tuesday, May 17, 2016, at 11:00 a.m., Eastern Time.

Place:	3D Systems Corporation, 333 Three D Systems Circle, Rock Hill, South Carolina 29730.

The principal items that you will be asked to approve at the meeting are:

•	The election of nine directors; and

•	Ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for 2016.

In addition, stockholders will consider and act upon any other matters that may be properly brought before the Annual Meeting or at any adjournments or postponements thereof.

We are pleased to have the opportunity to present these proposals to you, which are discussed in detail in the accompanying Proxy Statement. We are committed to meeting the needs of our stockholders, who include all of the members of our Board of Directors and senior management, and we believe that our executive compensation and corporate governance practices operate to meet the needs of all of our constituencies.

As required by law, we conducted a frequency vote with respect to future “say-on-pay” advisory votes at our 2011 Annual Meeting, and a majority of you who voted recommended that we conduct “say-on-pay” votes every three years. The Board of Directors accepted your recommendation and conducted a “say-on-pay” advisory vote at our 2014 Annual Meeting. As a result, the next opportunity for an advisory “say-on-pay” vote will be our 2017 Annual Meeting.

We encourage you to attend the Annual Meeting so that we can review the past year with you, listen to your suggestions, and answer any questions that you may have.

In 2015, our revenue increased by 1.9% to $666.2 million from $653.7 million in 2014. Our operating loss for 2015 was $641.9 million, compared to operating income of $26.3 million for 2014, reflecting goodwill and other intangible assets impairment charges, higher operating expenses as described in more detail below, and lower gross profit. Our gross profit decreased by 8.1% to $291.8 million in 2015 from $317.4 million in 2014 reflecting a decrease in products and materials revenues coupled with cash and non-cash charges related to the end of life of our Cube 3 printer and our shift away from consumer products. Our gross profit margin decreased in 2015 to 43.8% from 48.6% in 2014, reflecting a decrease in products margins, which was driven by cash and non-cash charges related to the end of life of our Cube 3 printer and our shift away from consumer products, which more than offset higher materials and services margins.

Total operating expenses increased to $933.7 million, up from $291.1 million in 2014. These results reflect goodwill and other intangible asset impairment charges of $443.7 million and $93.5 million, respectively, arising from our annual impairment testing process. Excluding the goodwill and other intangible assets impairment charges, operating expenses increased $105.4 million on higher selling, general and administrative expenses primarily due to costs related to acquisitions, including amortization expense and higher compensation and travel expenses, in addition to a $17.4 million increase in research and development expenses related to our portfolio expansion and development of new products.

A more detailed discussion of our 2015 results appears in our Annual Report on Form 10-K for 2015, and we encourage you to review it. Our operating results and recent accomplishments are also discussed below under “Executive Compensation.”

On behalf of your Board of Directors, we thank you for your continued support.

Sincerely,

Andrew M. Johnson

Interim President and Chief Executive Officer

333 Three D Systems Circle

Rock Hill, SC 29730

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

March 24, 2016

The Annual Meeting of Stockholders of 3D Systems Corporation, a Delaware corporation, will be held:

When: Tuesday, May 17, 2016, at 11:00 a.m., Eastern Time;

Where: 3D Systems Corporation, 333 Three D Systems Circle, Rock Hill, South Carolina, 29730;

Why: For the following purposes:

•	The election of the nine nominees named in the accompanying Proxy Statement as directors; and

•	Ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for 2016.

In addition, stockholders will consider and act upon any other matters that may be properly brought before the Annual Meeting or any adjournments or postponements thereof.

The Proxy Statement accompanying this Notice of Annual Meeting describes these items of business in greater detail.

The record date for determining the stockholders entitled to notice of and to vote at the Annual Meeting is March 21, 2016.

We are mailing a Notice of Internet Availability of Proxy Materials commencing on or about April 1, 2016 to all stockholders of record as of the record date. We will send you copies of the attached Proxy Statement and our Annual Report on Form 10-K for the year ended December 31, 2015 upon request by following the instructions in our Notice of Internet Availability of Proxy Materials.

We encourage you to cast your votes on the proposals to be considered at the Annual Meeting electronically by using the website that hosts our Proxy Statement and Annual Report as described on the Notice of Internet Availability. If you have requested delivery of a printed version of the materials, you will receive a proxy card that you may use to vote your shares. You may also vote by telephone as set forth on your proxy card or the Notice of Internet Availability. Regardless of whether you plan to attend the Annual Meeting, we encourage you to vote your shares electronically on the internet, by proxy card or by telephone in case your plans change. Please vote today to ensure that your votes are counted.

If you hold our shares in street name, please follow the instructions set forth below in “How to Vote” below, and vote your shares.

If you are a stockholder of record and attend the Annual Meeting in person, you will be able to vote your shares personally at the meeting if you so desire, even if you previously voted.

By Order of the Board of Directors

Andrew M. Johnson
Secretary
Rock Hill, South Carolina
March 24, 2016

333 Three D Systems Circle

Rock Hill, South Carolina 29730

PROXY STATEMENT

Dated March 24, 2016

For the Annual Meeting of Stockholders

To Be Held on May 17, 2016

IMPORTANT NOTICE REGARDING AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 17, 2016:

This Proxy Statement, our Annual Report on Form 10-K for the year ended December 31, 2015 (“2015 Annual Report”) and a form of proxy card are available at www.envisionreports.com/DDD

GENERAL INFORMATION

We plan to hold our 2016 Annual Meeting of Stockholders at the following time and place and for the following purposes:

When:    11:00 a.m., Eastern Time, on May 17, 2016;

Where:   3D Systems Corporation, 333 Three D Systems Circle, Rock Hill, South Carolina 29730;

Why:    For the following purposes:

•	The election of the nine nominees named in the Proxy Statement as directors; and

•	Ratification of the appointment of BDO USA, LLP (“BDO”) as our independent registered public accounting firm for 2016.

In addition, stockholders will consider and act upon any other matters that may be properly brought before the Annual Meeting or any adjournments or postponements thereof.

3D System Corporation (the “Company,” “we,” and “us”) is furnishing this Proxy Statement in connection with the solicitation of proxies by our Board of Directors for use at our 2016 Annual Meeting of Stockholders (the “Annual Meeting”) and any adjournments or postponements of the Annual Meeting.

This Proxy Statement and related materials are first being made available on or about April 1, 2016.

For directions to the location of our Annual Meeting, please call (803) 326-3995.

RECORD DATE, VOTING SECURITIES AND QUORUM

The record date for determining the stockholders entitled to notice of and to vote at the Annual Meeting is the close of business on March 21, 2016.

Our common stock, par value $0.001 per share (the “Common Stock”), is our only outstanding class of voting securities. As of the record date for the Annual Meeting, there were 111,447,748 shares of Common Stock issued and outstanding. Each such share of Common Stock is entitled to one vote on each matter to be voted on at the Annual Meeting. Where appropriate, amounts presented in this Proxy Statement reflect a three-for-two stock split completed on February 22, 2013 and a two-for-one stock split completed on May 18, 2011.

Holders of record of shares of our Common Stock outstanding as of the close of business on the record date are entitled to notice of and to vote at the Annual Meeting. A list of the stockholders of record as of the record date will be kept at our principal office at 333 Three D Systems Circle, Rock Hill, South Carolina 29730 for a period of 10 days prior to the Annual Meeting.

A majority of the shares of Common Stock outstanding on the record date that are present in person or represented by proxy will constitute a quorum for the transaction of business at the Annual Meeting.

HOW TO VOTE

You are considered to be a holder of record of each share of Common Stock that is registered in your name on the records of our transfer agent. If you are a stockholder of record, we will send you a Notice of Internet Availability of Proxy Materials. Please follow the instructions in that Notice in order to cast your vote.

Most of you hold your shares in a brokerage account or bank or through another nominee holder. In that case, your broker or nominee is generally considered to be the holder of record of those shares, and you are considered the “beneficial owner” of shares held in “street name.” As a beneficial owner, you generally have the right to instruct your broker or nominee how to vote your shares. In this Proxy Statement, we refer to these stockholdings as “street-name holdings” and to you as a “street-name holder.”

You should expect your nominee to send you a voting instruction form either by regular mail or in an email. Your nominee is required to vote your shares pursuant to your instructions. In limited circumstances, your nominee may, but is not required to, vote your shares in the absence of specific voting instructions from you for matters that are considered “routine.” We understand that the ratification of the selection of BDO as our independent registered accounting firm is a “routine” proposal. Accordingly, if you do not give voting instructions to your nominee, it will be entitled to vote your shares in its discretion on the ratification of the appointment of BDO, and it will not vote your shares in connection with the election of directors.

Accordingly, street-name holders need to be mindful of the following:

•	For your vote to be counted in our election of directors, you will need to communicate your voting instructions to your broker, bank or other nominee before the date of our Annual Meeting.

•

You may also give your broker, bank or other nominee instructions on voting your shares as to the ratification of BDO’s appointment. If you provide no instructions, that person may, but is not required to, exercise its discretion in voting on the ratification of the appointment of BDO as our auditors.

•	If your broker, bank or other nominee exercises that discretion, your shares will be treated as present at the meeting for all quorum purposes.

To ensure that you as a street-name holder are able to participate in our upcoming Annual Meeting, please review our proxy materials and follow the instructions for voting your shares on the voting instruction form that you will be receiving from your nominee.

Voting your shares is important, among other things, to ensure that we get the minimum quorum required for the Annual Meeting. Your affirmative participation in the voting process also fosters your active participation as a stockholder and helps us avoid the need and the added expense of having to contact you to solicit your vote and helps us avoid the need of having to reschedule our Annual Meeting. We hope that you will exercise your legal rights and fully participate in our future.

You are encouraged to review this Proxy Statement and our 2015 Annual Report before you cast your vote.

Whether you are a stockholder of record or a street-name holder, you may vote any shares of Common Stock that you are entitled to vote:

•	electronically on the internet;

•	by mail by using a proxy card or voting instruction form that will be furnished to you; or

•	by using a toll-free telephone number that will be furnished to you.

For a discussion of the mechanics of each of these means of voting, please see “How to Cast Your Vote if You are a Stockholder of Record,” “How to Cast Your Vote if You are a Street-Name Holder,” and “Other Voting and Stockholder Matters” below.

VOTING MATTERS

Once a quorum of the shares entitled to vote is present in person or represented by proxy at the Annual Meeting, the votes required to approve the matters to be considered at the Annual Meeting are as follows:

•	Election of Directors. Each director is elected by the affirmative vote of the majority of the votes cast for such director at the Annual Meeting.

•

Ratification of Selection of Auditors.    The affirmative vote of a majority of shares present at the Annual Meeting, either in person or by proxy, and entitled to vote thereon, is required to approve this matter.

If you specify how your shares are to be voted on a matter, the shares represented by your proxy or other voting instructions will be voted in accordance with your instructions. If you do not give specific voting instructions when you grant an otherwise valid proxy, your shares will be voted as follows:

•	if you are a stockholder of record, FOR the election of the nine nominees for director named below; and

•	FOR the ratification of the selection of BDO as our independent registered public accounting firm for 2016.

We do not know of any other matters to be presented for consideration at the Annual Meeting. However, if any other matters are properly presented for consideration, the proxy holders will vote your shares on those matters in accordance with the Board of Directors’ recommendations. If the Board of Directors does not make a recommendation on any such matters, the proxy holders will be entitled to vote in their discretion on those matters.

PROPOSAL ONE

ELECTION OF DIRECTORS

At the Annual Meeting, the stockholders will elect nine directors to serve until the 2017 Annual Meeting and until their successors are elected and qualified. The Board of Directors, based upon the recommendation of the Corporate Governance and Nominating Committee (the “Governance Committee”), has designated as nominees for election the nine individuals named below, all of whom currently serve as directors. Dr. Diamandis, also a current director, provided notice to the Company on February 1, 2016, that he would not stand for re-election to the Board of Directors, and, as such, was not nominated for re-election at the Annual Meeting. In connection with Dr. Diamandis’ decision not to stand for re-election, pursuant to the Company’s Amended and Restated By-Laws (the “By-Laws”), the Board of Directors reduced the size of the Board from ten to nine directors, effective immediately upon the adjournment of the Annual Meeting.

In nominating each of those individuals, the Governance Committee and the Board considered, among other things, the Board’s Corporate Governance Guidelines and Qualifications for Nomination to the Board, which were adopted in 2004 and most recently amended in February 2015, and are posted on our website at www.3DSystems.com. These qualifications include, among other factors, a candidate’s ethical character, experience and diversity of background as well as whether the candidate is independent under applicable listing standards and financially literate. In considering the nomination of these individuals, the Governance Committee and the Board also took into consideration the following additional factors relating to each director since the 2015 Annual Meeting:

•	such director’s contributions to the Board;

•	any material change in such director’s employment or responsibilities with any other organization;

•	such director’s attendance at meetings of the Board and the Board committees on which such director serves and such director’s participation in the activities of the Board and such committees;

•

the absence of any relationships with the Company or another organization, or any other circumstances that have arisen, that might make it inappropriate for the director to continue serving on the Board; and

•	the director’s age and length of service on the Board. We have not adopted a retirement policy for directors.

The background and experience of each of the nominees for director that the Governance Committee and the Board considered in evaluating each nominee is set forth opposite their respective names in “Information Concerning Nominees” below. See also “Corporate Governance Matters” below, which discloses additional information about the nominees and our corporate governance policies and practices.

The Governance Committee and the Board considered each nominee’s overall business experience, contributions to Board activities during 2015 and independence in their evaluation of each nominee in conjunction with the factors discussed above, but did not otherwise give greater weight to any of the factors cited above compared with any of the others. While the Board considers diversity of background and experience in its nomination decisions, we do not maintain a diversity policy relating to the composition of our Board of Directors. The Board believes that each of the nominees for director is well qualified to continue to serve as a director of the Company and that the nominees provide the mix of experience that is required to enable the Board to perform its functions.

Shares of Common Stock properly voted at the Annual Meeting will be voted FOR the election of the nominees named below unless you vote AGAINST any or all of the nominees in your voting instructions or your proxy. If any nominee becomes unavailable for any reason or if a vacancy should occur before the election (which events are not anticipated), the holders of your proxy may vote shares represented by a duly executed proxy in favor of such other person as they may determine. Alternatively, in lieu of designating a substitute, the Board may reduce the number of directors.

The Board of Directors unanimously recommends that you vote FOR each of the nominees listed below.

Information Concerning Nominees

The following table sets forth for each nominee for director, his or her business experience, the year in which he or she first became a director, his or her age as of the record date for the Annual Meeting, and any directorships in publicly owned companies or registered investment companies that such nominee has held during the past five years.

Name	Business Experience	Director Since	Age
William E. Curran

Currently retired, Mr. Curran has served as a director of Profound Medical, a public company developing a treatment for prostate cancer using ablative ultrasound and guided by magnetic resonance imaging and thermometry, since 2012. Previously, Mr. Curran served as non-executive Chairman and Director of Resonant Medical, an early-stage privately owned company specializing in three-dimensional ultrasound image-guided adaptive radio therapy products, until May 2010 at which time Resonant was sold to Elekta A.B. He also served until May 2009 as a director of Ventracor, a global medical device company which produced an implantable blood pump, at which time the directors brought in an administrator under Australian law. For more than five years prior to 2004, he held diverse functional and senior management positions with Philips Electronics and Philips Medical Systems. His experience at Philips Medical Systems, a medical device manufacturer, included positions as Chief Operating Officer and Chief Financial Officer, and while at Philips Electronics North America he served as President and Chief Executive Officer as well as Chief Financial Officer.

First elected a director in 2008, Mr. Curran brings to our Board wide experience in operations, finance and executive management both in the United States and abroad.

		2008	67

Thomas W. Erickson	Mr. Erickson has most recently served as Chairman of Western Dental Services, Inc., a dental services provider, from November 2012 to September 2015; Interim Chief Executive Officer of Western Dental Services, Inc. from April 2013 to January 2014 and Chairman of the Board of Inmar, Inc., a reverse logistics and revenue recovery company, from April 2010 to February 2014. Mr. Erickson has also served as a Senior Advisor to New Mountain Capital, LLC, a private equity firm; Chairman and Interim President of National Medical Health Card Systems, Inc., a publicly traded pharmacy benefits manager; Chairman of the Board of PathWays, Inc., an operator of post-acute care facilities; Chairman of the Board of TransHealthcare, Inc., a health care services company; Chairman and Interim Chief Executive Officer of LifeCare Holdings, Inc., an operator of long-term acute care hospitals; Interim President and Chief Executive Officer of Luminex Corporation, a publicly traded biotechnology company; and Interim President and Chief Executive Officer of Omega	2015	65

Name	Business Experience	Director Since	Age

Healthcare Investors, Inc., a publicly traded healthcare focused real estate investment trust. Mr. Erickson was also co-founder, President and Chief Executive Officer of CareSelect Group, Inc., a physician practice management company. Mr. Erickson is currently a Director of American Renal Associates, Luminex Corporation, and Syncreon Group Holdings Limited.

First elected a director in 2015, Mr. Erickson brings to our Board extensive executive management and operational experience, particularly in healthcare.

Charles W. Hull

Mr. Hull serves as the Executive Vice President and Chief Technology Officer of the Company. He has served as a director and in various executive positions with us for more than five years. He is a founder of the Company and has served as Chief Technology Officer since 1997 and as Executive Vice President since 2000. He has also previously served in various other of our executive capacities, including Chief Executive Officer, Vice Chairman of the Board of Directors and President and Chief Operating Officer.

One of our founders and a director since 1993, Mr. Hull brings to our Board a broad understanding of the technologies of our industry as well as a wide-ranging historical perspective on our strategy and growth.

		1993	76

William D. Humes

Mr. Humes has served as Chief Financial Officer of Ingram Micro Inc., a Fortune 100 company and the world’s largest wholesale technology distributor and a global leader in supply-chain and mobile device lifecycle services, since 2005. He is responsible for Ingram Micro’s global finance organization including financial planning and analysis, controllership, internal audit, tax, treasury and risk management. Prior to being named Chief Financial Officer, Mr. Humes held positions of ever-increasing responsibility for Ingram Micro after joining in 1998 as Senior Director, Worldwide Financial Planning, Reporting and Accounting. Before joining Ingram Micro, Mr. Humes was at PricewaterhouseCoopers LLP for nine years, where he took an accelerated path to senior manager. During his tenure at the firm, he was responsible for managing all aspects of professional services to numerous multinational and technology-sector companies.

A director since 2014, Mr. Humes brings to our Board wide experience in finance, operations and executive management.

		2014	51

Jim D. Kever	Mr. Kever has been a Principal in Voyent Partners, LLC, a venture capital firm, since 2001. He is also a director of Luminex Corporation, a manufacturer of laboratory testing equipment. He previously served as a director of Tyson Foods, Inc., an integrated processor of food products until 2015, Emdeon Business Services LLC and EBS Master, a provider of healthcare revenue and payment cycle solutions until 2011, as a director of Transaction Systems Architects, Inc., a supplier of electronic payment software products and network integration	1996	63

Name	Business Experience	Director Since	Age

solutions until 2007 and as the President and Co-Chief Executive Officer of the Transaction Services Division of WebMD Corporation (formerly Envoy Corporation), an internet healthcare services company, from 1995 to 2001. Prior to 1995 he served as Envoy Corporation’s Executive Vice President, Secretary and General Counsel.

A director since 1996, Mr. Kever brings to our Board wide experience in operations, finance and executive management.

G. Walter Loewenbaum, II	Mr. Loewenbaum has served as the Chairman of the Board of Directors of the Company since 1999. Mr. Loewenbaum also serves as the Chairman of the Board of Luminex Corporation, a manufacturer of laboratory testing equipment. Chairman of our Board of Directors since 1999, Mr. Loewenbaum brings to our Board wide experience in operations, finance and executive management and, as a major stockholder, perspective on strategy and growth for the benefit of our stockholders.	1999	71

Kevin S. Moore	Mr. Moore has been with The Clark Estates, Inc., a private investment firm, for more than 20 years, where he is currently President and a director. He is also a director of Aspect Holdings, LLC, The Clark Foundation and the National Baseball Hall of Fame & Museum, Inc. and Vice Chairman of the Board of Trustees of Mary Imogene Bassett Hospital. A director since 1999, Mr. Moore brings to our Board wide experience in operations, finance and executive management and, as President of a major stockholder, perspective on strategy and growth for the benefit of our stockholders.	1999	61

Daniel S. Van Riper

Mr. Van Riper is an independent financial consultant and from January 2002 to June 2005 was Special Advisor to Sealed Air Corporation. Previously, he was Senior Vice President and Chief Financial Officer of Sealed Air Corporation. He served as a director of Hubbell Incorporated, a manufacturer of electrical and electronics products until May 2013. He previously served as a director of DOV Pharmaceutical, Inc., a biopharmaceutical company, until 2008, New Brunswick Scientific Co., Inc., a manufacturer of biotechnology equipment, until 2007, Millennium Chemicals Inc., a manufacturer of chemicals, until 2004 and was Senior Vice President and Chief Financial Officer of Sealed Air Corporation between July 1998 and January 2002. Prior to July 1998, he was a partner of KPMG LLP, a public accounting firm, for more than 25 years.

First elected a director in 2004, Mr. Van Riper brings to our Board extensive experience in public accounting and finance as well as in operations and executive management.

		2004	75

Name	Business Experience	Director Since	Age

Karen E. Welke

Currently retired, Ms. Welke held executive positions for 27 years at 3M Corporation where she last served as Group Vice President of its Medical Markets Group. During her tenure at 3M, she also had significant international experience, having served as Managing Director of 3M France for four years and previously as the European Healthcare Group Product Director headquartered in Brussels, Belgium. She served as a director of Millipore Corporation from 2002 until 2010, and chaired the compensation committee 2007-2010. She previously served as a director of Pentair, Inc. from 1995 until 2006, including 9 years as the Chair of the Audit Committee. Ms. Welke is also a director of Project HOPE, based in Millwood, Virginia.

First elected a director in 2008, Ms. Welke brings to our Board extensive executive, financial and operating experience in both the United States and Europe.

		2008	71

CORPORATE GOVERNANCE MATTERS

Our Board of Directors is committed to sound and effective corporate governance practices, to diligently exercising its oversight responsibilities with respect to our business and affairs consistent with the highest principles of business ethics, and to meeting the corporate governance requirements that apply to us.

Corporate Governance Guidelines

In 2004, the Board adopted Corporate Governance Guidelines that address various governance matters, including, among others, the functions of the Board, Board committees, director qualification standards and the director nomination process; director responsibilities; director access to management and independent advisors; director stock ownership; director orientation and continuing education; management succession; and an annual performance evaluation of the Board. The Governance Committee, discussed below, is responsible for overseeing these Guidelines, periodically assessing their adequacy and modifying them to meet new circumstances. These Guidelines were most recently revised and approved by the whole Board of Directors as of February 3, 2015, and they are posted on our website at www.3DSystems.com under “Investor Relations” and then under “Corporate Governance.”

Director Independence

Eight of our ten directors are independent directors. Under the corporate governance standards of the New York Stock Exchange (the “NYSE”), at least a majority of our directors, and all of the members of the Audit Committee, Compensation Committee and Governance Committee, must meet the test of “independence.” The NYSE standards provide that, to qualify as an “independent” director, in addition to satisfying certain bright-line criteria, the Board must affirmatively determine that a director has no material relationship with us (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company). The Board has affirmatively determined that Ms. Welke and Messrs. Curran, Diamandis, Humes, Kever, Loewenbaum, Moore and Van Riper satisfy the bright-line criteria of the listing standards of the NYSE and that they have no material relationships with us. In making its determination, the Board and the Governance Committee reviewed the related party transactions relating to Messrs. Diamandis and Humes that are disclosed on page 16 of this Proxy Statement, and the following relationships:

Dr. Diamandis is a director and Co-Founder and Co-Chairman of Planetary Resources, Inc. and joined our Board of Directors in July 2013. He also currently owns 18.3% of the common stock of Planetary Resources. In June of 2013, our Board approved the investment of $1,500,000 in Planetary Resources, Inc. as a collaborative partner in assisting Planetary Resources to develop and manufacture components of its ARKYD Series of spacecraft using its advanced 3D printing and digital manufacturing solutions. In May 2014, the Company loaned Planetary Resources approximately $96,123 worth of printers for their lab for three years. Planetary Resources purchases consumable materials from the Company for use in the printers. In 2015, payments received from Planetary Resources for printing materials totaled approximately $8,400. Dr. Diamandis does not receive any material benefit from these transactions.

Dr. Diamandis is also the Chairman and Chief Executive Officer of Xprize Foundation, a charitable organization designing incentive prizes for innovation. In 2014, the Company loaned Xprize Foundation approximately $37,048 worth of printers and other hardware as part of a marketing arrangement. Xprize also purchases printing services from the Company. In 2015, payments received from Xprize for services totaled approximately $4,743. Dr. Diamandis does not receive any material benefit from these transactions.

Mr. Charles Hull, one of our founders and our Chief Technology Officer, is also an executive officer of our Company and, as such, is not an independent director.

Mr. Erickson, who was appointed to the Board on November 17, 2015, has entered into a consulting agreement with the Company, as described further on page 17 of this Proxy Statement, and, as such, is not an independent director.

Risk Responsibility and Oversight

Consistent with Delaware law, our business is managed by our officers under the direction and oversight of the Board of Directors. In this regard, our management, including our corporate officers, is responsible for the day-to-day management of the risks facing us, including macroeconomic, financial, strategic, operational, public reporting, legal, regulatory, political, compliance, and reputational risks. They carry out this responsibility through a coordinated effort among themselves in the management of our business.

In exercising its oversight responsibilities, as permitted by law, the Board receives and relies on reports and other information provided by management, reviews and approves matters that it is required or permitted to approve by law or our Certificate of Incorporation or By-Laws, each as amended, and receives information relating to, and enquires into, such other matters as it deems appropriate, including our business plans, prospects and performance, succession planning, risk management and other matters for which it has oversight responsibility. The Board carries out its general oversight responsibility both by acting as a whole as well as through its committees. Among other things, the Board as a whole periodically reviews our processes for identifying, ranking and assessing risks that affect our organization as well as the output of those processes. The Board as a whole also receives periodic reports from our management on various risks, including risks of the types mentioned above facing our businesses, risks presented by transactions that are presented to the Board for approval and risks arising out of our corporate strategy.

As discussed below, the Board also maintains several standing committees with oversight responsibility for various Board functions. Although the Board has ultimate responsibility for overseeing risk, its standing committees perform certain of its oversight responsibilities. For example, in accordance with its charter, the Audit Committee engages in ongoing discussions regarding major financial and accounting risk exposures and the process and system employed to monitor and control such exposures. In addition, consistent with its charter, the Audit Committee engages in periodic discussions with management concerning the process by which risk assessment and management are undertaken, and it exercises oversight with regard to the risk assessment and management processes related to, among other things, internal controls, credit, capital structure, liquidity and insurance programs. In carrying out these responsibilities, the Audit Committee, among other things, regularly reviews with the Director of Internal Audit the audits or assessments of significant accounting and audit risks conducted by Internal Audit personnel based on their audit plan, and the committee regularly meets in executive sessions with the Director of Internal Audit. The Audit Committee also regularly reviews with management our internal control over financial reporting, including any significant deficiencies or material weaknesses. As part of these reviews, the Audit Committee reviews steps taken by management to monitor, control and mitigate risks. The Audit Committee also regularly reviews with the Chief Legal Officer significant legal, regulatory and compliance matters that could have a material impact on our financial statements or business. Finally, from time to time executives who are responsible for managing particular risks report to the Audit Committee on how those risks are being controlled and mitigated.

Other Board committees also exercise responsibility to oversee risk within their areas of responsibility and expertise. For example, as noted in the section below entitled “Risk Assessment of Compensation Policies and Practices,” the Compensation Committee oversees risk assessment and management with respect to our compensation policies and practices, and it exercises oversight with respect to our retirement and 401(k) plans.

In those cases in which committees have risk oversight responsibilities, the Chairs of the committees regularly report to the full Board the significant risks facing the Company, as identified by management, and the measures undertaken by management for controlling and mitigating those risks.

Risk Assessment of Compensation Policies and Practices

We have reviewed our material compensation policies and practices and have concluded that these policies and practices are not reasonably likely to have a material adverse effect on us. Specifically, our compensation programs contain many design features that mitigate the likelihood of inducing behavior that may be considered as excessive risk-taking. These features include:

•	a balance of fixed and variable compensation, with variable compensation tied to defined objectives that are approved by the Compensation Committee;

•	reasonable goals and objectives in our incentive programs;

•	payouts to highly compensated employees and officers modified based upon individual performance, as assessed by management and approved by the Compensation Committee;

•	the Compensation Committee’s ability to exercise downward discretion in determining incentive program payouts; and

•	the requirement that all conduct be in compliance with our Codes of Conduct and Ethics as a condition to the receipt of any incentive compensation.

Based on the foregoing, we believe that our compensation policies and practices do not create inappropriate or unintended risk. We also believe that our incentive compensation arrangements do not provide incentives that encourage risk-taking beyond our ability to effectively identify and manage significant risks, are compatible with effective internal controls and our risk management practices, and are supported by the oversight and administration of the Compensation Committee with regard to executive compensation programs.

Board Leadership Structure

The Board has separated the position of its Chairman from the position of Chief Executive Officer (“CEO”). As noted above, Mr. Loewenbaum, an independent director, serves as Chairman of the Board of Directors, a position that he has held since 1999.

Nevertheless, we do not have a policy regarding whether the Chairman and CEO roles should be combined or separated. Rather, our Board of Directors prefers to retain flexibility to choose its leadership structure and Chairman in any way that it deems best for us at any given time. The Board periodically reviews the appropriateness and effectiveness of its leadership structure given numerous factors. Currently, the Board believes that it is appropriate for Mr. Loewenbaum to remain as Chairman given his independence as a director, his background and experience and his significant holdings of our Common Stock, which enable him to reflect the views of stockholders in the deliberations of the Board of Directors. With the foregoing in mind, the Board believes that the current Board leadership structure has promoted decisive leadership, ensured clear accountability and enhanced our ability to communicate with a consistent voice to stockholders, customers, employees and other stakeholders. The Board also believes that it has assisted in the efficient conduct of Board meetings as the directors discuss key business and strategic matters and other critical issues.

While the Board believes that the separation of the positions of Chairman and CEO has been beneficial to the Company, the Board does not view any particular Board leadership structure as being preferable to any other. Accordingly, in the event that any future change in the Board’s leadership structure occurs (which the Board does not currently expect to happen), the Board will take such actions with respect to its leadership structure as it then considers to be appropriate.

Succession Planning

We maintain a succession plan for the position of CEO and other executive officers. To assist the Board with this requirement, the CEO annually leads the Board of Directors in a discussion of CEO and senior management succession. The annual review includes an evaluation of the requirements for the CEO and each senior management position and an examination of potential permanent and interim candidates for CEO and senior management positions. Consistent with this plan, following the departure of Mr. Reichental, on October 29, 2015, the Board of Directors appointed Andrew M. Johnson as the Company’s President and Chief Executive Officer on an interim basis (the “Interim President and CEO”). The Board also established an Executive Management Committee to provide ongoing leadership and to support companywide operations and strategic initiatives. Mr. Charles Hull, Director and Chief Technology Officer, serves as Chairman of the Committee. Mr. Andrew Johnson, Interim President and Chief Executive Officer, Mr. Mark Wright, Chief Operating Officer, and Mr. David Styka, Chief Financial Officer, also serve on the Executive Management Committee.

Meetings and Meeting Attendance

During 2015, the Board of Directors held 20 meetings. In 2015, each member of the Board of Directors, except Dr. Diamandis and Mr. Kever, attended at least 75 percent of the aggregate number of meetings of the Board of Directors held during the period for which he or she has been a director and of the committees of the Board on which he or she served during the periods that he or she served. Dr. Diamandis attended 71 percent and Mr. Kever attended 65 percent of the aggregate number of meetings of the Board of Directors and of the committees of the Board on which he served, respectively. A discussion of the number of committee meetings held during 2015 appears below.

The Board holds executive sessions with only independent directors in attendance at its regular meetings and at other meetings when circumstances warrant those sessions. The CEO, any other non-independent director and other members of management are excused from these executive sessions. The Chairman of the Board or the Chairman of the Governance Committee presides over such independent sessions of the Board.

We encourage, but do not require, all incumbent directors and director nominees to attend our annual meetings of stockholders. With the exception of Mr. Kever, all of the other directors then in office attended our 2015 Annual Meeting of Stockholders.

Committees of the Board of Directors

The Board of Directors maintains an Audit Committee, a Compensation Committee, a Corporate Governance and Nominating Committee, a Quality and Sustainability Committee and an Executive Committee as standing committees of the Board. The current members of all NYSE-required committees are independent directors.

Each of these committees operates under a written charter that has been approved by the Board and is posted on our website. See “Availability of Information” on page 17 of this Proxy Statement. Each of these committees periodically reviews its written charter and updates its charter as necessary.

The table below provides membership information for each of the Board’s standing committees as of the date of this Proxy Statement.

Director Name	Audit Committee		Compensation Committee		Corporate Governance and Nominating Committee		Quality and Sustainability Committee		Executive Committee
William E. Curran	X	*							X
Peter H. Diamandis							X
Thomas W. Erickson									X
William D. Humes	X						X
Jim D. Kever					X		X	*	X
G. Walter Loewenbaum, II			X						X	*
Kevin S. Moore	X		X		X	*			X
Daniel S. Van Riper	X		X
Karen E. Welke			X	*	X

*	Chairperson

Audit Committee

In addition to the risk oversight matters discussed above, the principal responsibilities of the Audit Committee are to assist the Board of Directors in fulfilling its oversight responsibilities for:

•	monitoring our systems of internal accounting and financial controls;

•	our public reporting processes;

•	the retention, performance, qualifications and independence of our independent registered public accounting firm;

•	the performance of our internal audit function;

•	the annual independent audit of our consolidated financial statements;

•	the integrity of our consolidated financial statements; and

•	our compliance with legal and regulatory requirements.

The Audit Committee has the ultimate authority and responsibility to select, evaluate and approve the terms of retention and compensation of, and, where appropriate, to replace our independent registered public accounting firm, subject to ratification of the selection of that public accounting firm by our stockholders at the Annual Meeting.

The Board of Directors has determined that each member of the Audit Committee is an “audit committee financial expert” as defined in the regulations of the Securities and Exchange Commission and, therefore, meets the requirement of the listing standards of the NYSE of having accounting or related financial management expertise. Each of the Audit Committee members also meets the heightened standards of independence applicable to audit committee members as prescribed by the Securities and Exchange Commission.

The Audit Committee held six meetings in 2015. It also held private sessions with our independent registered public accounting firm and the Director of Internal Audit at several of its meetings. Our Director of Internal Audit reports to the Chairman of the Audit Committee.

The report of the Audit Committee is set forth beginning on page 22 of this Proxy Statement.

Compensation Committee

In addition to the risk oversight matters discussed above, the principal responsibilities of the Compensation Committee are to:

•	determine the compensation of our CEO;

•

determine the compensation of all of our other executive officers, each direct report of the CEO, and any of our other employees or employees of any of our subsidiaries who have a base annual salary of $300,000 or more;

•	administer our equity compensation plans and authorize the issuance of shares of Common Stock and other equity instruments under those plans; and

•	perform the duties and responsibilities of the Board of Directors under our 401(k) Plans.

The CEO may not be present during voting or deliberations regarding his or her compensation. Each of the Compensation Committee members also meets the heightened standards of independence applicable to compensation committee members as prescribed by the NYSE. Each member of the Compensation Committee is also a “Non-Employee Director” for purposes of Rule 16b-3 of the Securities Exchange Act of 1934, as amended, and is an “Outside Director” for purposes of Section 162m of the Internal Revenue Code. The Compensation Committee held 10 meetings in 2015, in addition to various unanimous consents.

The report of the Compensation Committee appears on page 34 of this Proxy Statement.

Compensation Committee Interlocks and Insider Participation

None of our current executive officers served during 2015 as a director of any entity with which any of our outside directors is associated or whose executive officers served as one of our directors, and, except as noted below, none of the members of the Compensation Committee has been an officer or employee of the Company or any of our subsidiaries.

Corporate Governance and Nominating Committee

The principal responsibilities of the Governance Committee are to:

•	assist the Board in identifying individuals qualified to become Board members;

•	recommend to the Board nominees to be elected at annual meetings of stockholders;

•	fill vacancies or newly created directorships at other times;

•	recommend to the Board the corporate governance guidelines applicable to the Company;

•	lead the Board in its reviews of the performance of the Board and its committees; and

•	recommend to the Board nominations of the directors to serve on each committee.

The Governance Committee held three meetings in 2015.

Quality and Sustainability Committee

The principal responsibilities of the Quality and Sustainability Committee are to:

•	review the Company’s quality strategy and approach, including its impact on the Company’s performance, growth and competitive position;

•	assist the Board in its oversight of the Company’s quality improvement initiatives;

•	monitor key quality performance indicators as presented by management;

•

monitor the social, political, environmental, public policy, legislative and regulatory trends, issues and concerns that could affect our sustainable business model, processes, resources, activities, strategies, and other capabilities, and make recommendations to the Board and management regarding how we should respond to social and environmental trends, issues and concerns to more effectively achieve our sustainable business goals;

•

assist management in setting strategy, establishing goals and integrating social and environmental shared value creation and inclusion into daily business activities across the Company consistent with sustainable growth;

•	review new technologies and other innovations that will permit us to achieve sustainable growth;

•	consider the impact that our sustainability policies, practices and strategies have on employees, customers, dealers, suppliers, the environment and the communities in which we operate; and

•

consider and make recommendations regarding support provided by us for charitable, civic, educational and business organizations that impact our initiatives and efforts for social and environmental shared value creation and inclusion.

The Quality and Sustainability Committee held one meeting in 2015.

Executive Committee

The principal responsibilities of the Executive Committee are to function on behalf of the Board of Directors during intervals between meetings of the Board, to the extent permitted by law, and to guide our strategic planning.

The Executive Committee held eight meetings in 2015.

Stockholdings of Directors

Among the factors considered under our “Qualifications for Nomination to the Board” discussed above is an expectation that each director will hold during his or her term of office a meaningful number of shares of our Common Stock. Shares awarded under the 2004 Restricted Stock Plan for Non-Employee Directors (the “Directors Stock Plan”) and shares acquired upon the exercise of options granted under our 1996 Stock Option Plan for Non-Employee Directors are taken into account as are any other shares that the director holds beneficially. It is expected that directors will retain during their term of office at least 50% of the shares of Common Stock acquired under those plans. Several of our directors beneficially own substantial numbers of shares of our Common Stock. See “Director Compensation” and “Security Ownership of Certain Beneficial Owners and Management” below.

Stockholder Communications with the Board of Directors

Stockholders and other interested persons may communicate with the Board by sending an email to BoardofDirectors@3DSystems.com or by sending a letter to the Board of Directors of 3D Systems Corporation, c/o Corporate Secretary, 333 Three D Systems Circle, Rock Hill, South Carolina 29730.

We believe that providing a method for interested parties to communicate directly with our independent directors, rather than to the full Board, provides a more confidential, candid and efficient method of relaying any interested party’s concerns or comments. The presiding director of independent executive sessions of directors is the Chairman of the Board. The Chairman may be contacted by any party by sending a letter to the Chairman of the Board of Directors of 3D Systems Corporation, c/o Corporate Secretary, 333 Three D Systems Circle, Rock Hill, South Carolina 29730.

All communications must contain a clear notation indicating that they are a “Stockholder-Board Communication” or a “Stockholder-Director Communication” and must identify the author.

The office of the Corporate Secretary will receive the correspondence and forward appropriate correspondence to the Chairman of the Board or to any individual director or directors to whom the communication is directed. We reserve the right not to forward any communication that is hostile, threatening or illegal, does not reasonably relate to the Company or its business or is similarly inappropriate. The office of the Corporate Secretary has authority to discard or disregard any inappropriate communication or to take any other action that it deems to be appropriate with respect to any inappropriate communications.

We also welcome communications from our stockholders that are consistent with applicable law and are initiated through our Vice President, Investor Relations, who may be contacted at (803) 326-4010 or Investor.Relations@3dsystems.com.

Code of Conduct and Code of Ethics

Our Code of Conduct applies to all of our employees worldwide, including all of our officers. We separately maintain a Code of Ethics that applies to our CEO, Chief Financial Officer, principal accounting officer (which is currently the Chief Financial Officer), Controller and all other senior financial executives and to directors of the Company when acting in their capacity as directors.

These documents are designed to set high standards of business conduct and ethics for our activities and to help directors, officers and employees resolve ethical issues. The purpose of our Code of Conduct and our Code of Ethics is to provide assurance to the greatest possible extent that our business is conducted in a consistently legal and ethical manner. Employees may submit concerns or complaints regarding ethical issues on a confidential basis by means of a toll-free telephone call to an assigned voicemail box. We investigate all concerns and complaints.

We intend to disclose amendments to, or waivers from, any provision of the Code of Ethics that applies to our CEO, Chief Financial Officer, principal accounting officer or Controller and persons performing similar functions and that relates to any element of the Code of Ethics described in Item 406(b) of Regulation S-K by posting such information on our website. See “Availability of Information” on page 17 of this Proxy Statement. There have been no such waivers since the date of the proxy statement for our 2015 Annual Meeting.

Related Party Transaction Policy and Procedures

In addition to the provisions of our Code of Conduct and Code of Ethics that deal with conflicts of interest and related-party transactions, we have adopted a Related Party Transaction Policy that is designed to confirm our position that related-party transactions should be avoided except when they are in our interests and to require that certain types of transactions that may create conflicts of interest or other relationships with related parties are approved in advance by the Board of Directors and a committee composed of directors who are independent and disinterested with respect to the matter under consideration. This policy applies to transactions meeting the following criteria:

•	the amount involved will or may be expected to exceed $120,000 in any calendar year;

•	we or any of our subsidiaries would be a participant; and

•

any person who is or was in the current or immediately preceding calendar year an executive officer, director, director nominee, greater than five percent beneficial owner of our Common Stock, or immediate family member of any of the foregoing, has or will have a direct or indirect interest.

In adopting this policy, the Board reviewed certain types of transactions and deemed them to be pre-approved even if the amount involved exceeds $120,000. These types of transactions include:

•

employment arrangements with executive officers where such executive officer’s employment in that capacity and compensation for serving as an executive officer has been approved by the Board, the Compensation Committee or another committee of independent directors;

•	director compensation arrangements where such arrangement has been approved by the Governance Committee (or another committee of independent directors) and the Board;

•

awards to executive officers and directors under compensatory plans and arrangements pursuant to our Amended and Restated 2004 Incentive Stock Plan (the “2004 Incentive Stock Plan”), our 2015 Incentive Plan (together with the 2004 Incentive Stock Plan, the “Plans”) and Directors Stock Plan, the exercise by any executive officer or director of any previously awarded stock option that is exercised in accordance with its terms and any grants or awards made to any director or executive officer under any other equity compensation plan that has been approved by our stockholders;

•

certain transactions with other companies where a related party has a de minimis relationship (as described in the policy) with the other company and the amount involved in the transaction does not exceed the lesser of $500,000 or two percent of the other company’s total annual revenue;

•

charitable contributions made by us to a charitable organization where a related party has a de minimis relationship and the amount involved does not exceed the lesser of $10,000 or two percent of the charitable organization’s total annual receipts and charitable contributions under any matching program maintained by us that is available on a broad basis to employees generally; and

•	other transactions where all security holders receive proportional benefits.

Under the terms of our Related Party Transaction Policy, when considering whether to approve a proposed related party transaction, factors to be considered include, among other things, whether such transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related party’s interest in the transaction. A copy of our Related Party Transaction Policy is posted on our website. See “Availability of Information” on page 17 of this Proxy Statement.

One of our directors, Dr. Diamandis, is also the Co-Founder and Executive Chairman of Singularity University, a Silicon Valley-based institution teaching graduates and executives about exponentially growing technologies. In March 2014, our Board approved a $1,000,000 partnership and sponsorship fee for Singularity University in connection with our becoming a Title Partner with the university. In connection with this partnership, we paid $500,000 to the university in 2014 and $250,000 to the university in 2015. Dr. Diamandis does not receive any material benefit from these transactions.

One of our directors, Mr. Humes, is the Chief Financial Officer of Ingram Micro. During 2015, we sold approximately $1,370,000 worth of products to Ingram Micro, which is one of our distributors. Mr. Humes does not receive any material benefit from these transactions.

During 2015, we employed Adam Reichental, son of our former CEO and President, Mr. Abraham Reichental, and Alyssa Hoyt, daughter of Mr. Reichental, each in the ordinary course. Adam Reichental and Alyssa Hoyt both left the Company in October 2015. For 2015, Mr. Adam Reichental’s total annual compensation, including base salary of $66,750 and an equity award of 1,500 shares of restricted stock with a grant date fair value of $41,430, was approximately $108,180 and Ms. Hoyt’s total annual compensation, including base salary of $93,846 and an equity award of 1,500 shares of restricted stock with a grant date fair value of $33,915, was approximately $127,761. Such equity awards granted in 2015 to Adam Reichental and Alyssa Hoyt were forfeited upon their departures. In connection with her separation, the Company entered into a severance arrangement and litigation cooperation agreement with Ms. Hoyt, under which the Company paid her approximately $73,800 and the Compensation Committee approved the acceleration of vesting for 1,000 shares of restricted stock which had been granted in 2013.

On January 21, 2016, the Board approved a Consulting Agreement (the “Consulting Agreement”) between the Company and ECG Ventures, Inc., a consulting company owned by Thomas W. Erickson. The Consulting Agreement provides that Mr. Erickson will provide strategic and management consulting services to the Company in exchange for $75,000 a month plus reimbursement of expenses. In connection with the Consulting Agreement, Mr. Erickson was also awarded 25,000 shares of restricted stock with a vesting date of December 31, 2016. The Consulting Agreement will continue until 30 days after the start date of a permanent CEO.

Policy on Hedging Transactions

Since 2005, our Insider Trading Policy has contained provisions that prohibit anyone who is employed by or associated with us from engaging in short-term or speculative transactions in our securities. This policy includes within its coverage short sales, which for directors and executive officers of the Company are prohibited by Section 16(c) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). It also prohibits transactions in publicly traded options, such as puts, calls and other derivative securities, or other hedging transactions on a securities exchange or other organized market. Our Insider Trading Policy requires that our executive officers and directors pre-clear any transactions in our securities with our Chief Legal Officer or Assistant General Counsel.

Clawbacks of Incentive Compensation

As part of its Corporate Governance Guidelines, the Board has adopted a policy on the clawback of incentive compensation. We are pleased that it has not been necessary for us to invoke this policy. Under the terms of this policy, if the Board or an appropriate Board committee has determined that any fraud or intentional misconduct by one or more executive officers caused, directly or indirectly, the Company to restate its financial statements, subject to applicable law, the Board will take, in its sole discretion, such action as it deems necessary to remedy the misconduct and prevent its recurrence. The Board, subject to applicable law, may require reimbursement of any bonus or incentive compensation awarded to such officers and/or effect the cancellation of unvested restricted stock or outstanding stock option awards previously granted to such officers in the amount by which such compensation exceeded any lower payment that would have been made based on the restated financial results.

In addition, each award granted under the 2015 Incentive Plan is subject to the condition that we may require that such award be returned, and that any payment made with respect to such award must be repaid, if such action is required under the terms of any recoupment or “clawback” policy of ours as in effect on the date that the payment was made, or on the date the award was granted or exercised or vested or earned as applicable.

The Board recognizes that the Dodd-Frank legislation enacted in 2010 may, following rule making, require some modification of these policies. The Board intends to review any rules adopted as a result of that legislation and to adopt any modifications to these policies that become required by applicable law.

Availability of Information

As noted above:

•

The Board of Directors has adopted a series of corporate governance documents, including Corporate Governance Guidelines, a Code of Conduct for our employees, a Code of Ethics for Senior Financial Executives and Directors and a Related Party Transaction Policy; and

•	Each standing committee of the Board operates under a written charter that has been approved by the Board.

Each of these documents is available online and can be viewed on our website by going to www.3DSystems.com and clicking on “Investor Relations,” then “Corporate Governance” and then selecting the appropriate document from the list on the web page.

DIRECTOR COMPENSATION

Director Compensation for 2015

The following table sets forth information concerning all compensation of each of our non-employee directors for their services as a director during the year ended December 31, 2015.

Name	Fees Earned or Paid in Cash	Stock Awards(2)	Total(3)
G. Walter Loewenbaum, II	$300,000	$67,827	$367,827
William E. Curran	$134,250	$67,827	$202,077
Peter H. Diamandis	$74,750	$67,827	$142,577
Thomas W. Erickson(1)	$8,114	$21,838	$29,952
William D. Humes	$88,933	$67,827	$156,760
Jim D. Kever	$79,250	$67,827	$147,077
Kevin S. Moore	$125,000	$67,827	$192,827
Daniel S. Van Riper	$115,750	$67,827	$183,577
Karen E. Welke	$95,000	$67,827	$162,827

(1)	Mr. Erickson began serving on the Board of Directors on November 17, 2015.

(2)	Represents the grant date fair value of awards (the “Grant Date Fair Value”) made in 2015 under the Directors Stock Plan. Grant Date Fair Value includes awards of 3,000 shares of Common Stock made to directors in office on May 19, 2015 minus the $3.00 purchase price for the shares covered by each award paid by the recipients. Such awards were, as provided for by the Directors Stock Plan, valued based on the closing market price of our Common Stock ($22.61 per share) on May 19, 2015, the date of grant. Also included is an award of 2,496 shares of Common Stock made to Mr. Erickson who was elected as a director on November 17, 2015. These shares represent an initial grant of 1,000 shares and an interim grant of 1,496 shares in accordance with the terms of the Directors Stock Plan covering awards to new directors, valued based on the closing market price of our Common Stock ($8.75 per share) on November 17, 2015 minus the $2.50 purchase price for the shares. We have accounted for all of such shares in accordance with Accounting Standards Codification Section 718 (“ASC 718”), “Stock Compensation.”

As of December 31, 2015, under the Directors Stock Plan, each of our non-employee directors then in office had received since the Director Stock Plan’s adoption in 2004 awards on a split-adjusted basis covering 76,941 shares of Common Stock, except for Mr. Van Riper who was first elected to the Board of Directors in 2004 and had received awards on a split-adjusted basis covering 74,910 shares of Common Stock, Mr. Curran who was first elected to the Board on January 24, 2008 and had received awards on a split-adjusted basis covering 46,851 shares of Common Stock, Ms. Welke who was first elected to the Board on May 20, 2008 and had received awards on a split-adjusted basis covering 43,941 shares of Common Stock, Dr. Diamandis who was first elected to the Board on July 23, 2013 and had received awards covering 7,730 shares of Common Stock, Mr. Humes who was first elected to the Board on May 19, 2014 and had received awards covering 6,030 shares of Common Stock, and Mr. Erickson who was first elected to the Board on November 17, 2015 and had received awards covering 2,496 shares of Common Stock. See “Directors Stock Plan” below.

(3)	As of December 31, 2015, none of our non-employee directors held stock options.

Directors’ Fees

Director compensation is set by the Board, based upon the recommendation of the Governance Committee. We pay the following cash compensation to our non-employee directors:

•

Mr. Loewenbaum, as the Chairman of the Board of Directors, receives a fee of $300,000 per annum for serving as Chairman. This amount was increased from $180,000 per annum effective January 1, 2015 in an effort to bring the Chairman’s compensation better in line with the Board retainers and fees and the compensation paid to chairs by similarly sized companies.

•	Non-employee directors (other than the Chairman of the Board) receive an annual retainer of $50,000.

•	Each member of the Audit Committee (other than its Chairman) receives a $10,000 annual retainer.

•	The Chairman of the Audit Committee receives an annual retainer of $30,000.

•	The Chairs of the Compensation Committee, the Governance Committee and the Quality and Sustainability Committee each receive a $5,000 annual retainer.

•	The following meeting fees are paid to non-employee directors other than the Chairman of the Board:

•	A meeting fee of $2,000 for each regular or special Board meeting attended.

•	Members of the Audit Committee receive a fee of $2,000 for each committee meeting attended on a day other than a day on which the Board is holding a regularly scheduled Board meeting.

•

For meetings of other standing committees of the Board, members of those committees receive a fee of $1,500 for each committee meeting attended on a day other than a day on which the Board is holding a regularly scheduled Board meeting.

•

For meetings of any standing committee of the Board attended by a member of such committee on a day on which the Board is holding a regularly scheduled Board meeting, attendees receive 50% of the meeting fee that would otherwise be payable to such director.

•	A director who attends by invitation a meeting of a committee that he or she is not a member of is similarly entitled to receive a meeting fee.

As discussed below, non-employee directors also participate in the Directors Stock Plan. Directors are also entitled to be reimbursed for their expenses of attendance at meetings of the Board of Directors or its committees.

Directors who are employees of the Company (Mr. Reichental prior to his departure on October 28, 2015 and Mr. Charles Hull) receive no additional compensation for service as a director.

Directors Stock Plan

Under the Directors Stock Plan, which our stockholders approved in May 2004, each director who is neither one of our officers or employees nor an officer or employee of any of our subsidiaries or affiliates (referred to in the Plan as a “Non-Employee Director”) is eligible to receive grants of Common Stock, as follows:

•

Annual Grants.    Upon the adjournment of each annual meeting of the stockholders, each Non-Employee Director who has been elected a director at that annual meeting receives a grant of 3,000 shares of Common Stock.

•

Interim Grants.    Any Non-Employee Director who is first elected a director other than at an annual meeting receives on the date of election a pro rata portion of the annual grant that the director would have received if elected at the preceding annual meeting.

•	Initial Grants. Each newly elected Non-Employee Director receives an initial grant of 1,000 shares of Common Stock when he or she is first elected to the Board.

Notwithstanding the stock grant amounts described above, the Directors Stock Plan limits the value of any award of shares made to an eligible director to $100,000 valued on the date of the award.

As a condition of each award under the Directors Stock Plan, each participant is required to pay an issue price equal to the $0.001 par value per share of Common Stock issued under the Plan, to execute an agreement to hold the shares covered by such grant in accordance with the terms and conditions of the Plan (including, without limitation, restrictions on transferability provided for in the Plan) and to comply with certain other terms and conditions of the grant. Except in limited circumstances provided for in the Plan, a Non-Employee Director is not permitted to sell, transfer, pledge or otherwise dispose of shares of Common Stock awarded under the Plan as long as (a) the Non-Employee Director remains a director of the Company or (b) a change of control as provided for in the Plan has not occurred. Non-Employee Directors who hold shares of Common Stock under the Plan are entitled to voting rights and any dividends paid with respect to such shares. Shares of Common Stock issued under the Plan are considered to be fully vested when issued.

The Directors Stock Plan authorizes the issuance of up to 600,000 shares of Common Stock for awards under the Plan, subject to further adjustment in the event of changes in the Common Stock by reason of any stock dividend, stock split, combination of shares, reclassification, recapitalization, merger, consolidation, reorganization or liquidation. At December 31, 2015, 106,219 shares of Common Stock remained available for issuance under this Plan. We record an amount equal to the fair market value of each award on the date of grant less the amount paid by the director for the number of shares awarded as director compensation expense in our accounts as of the date of grant.

The Directors Stock Plan does not prevent the Board of Directors from exercising its authority to approve the payment of additional fees to members of the Board of Directors, to adopt additional plans or arrangements relating to the compensation of directors or to amend the existing cash fees paid to directors.

The number of shares awarded to each Non-Employee Director since the adoption of the Directors Stock Plan in 2004 and their aggregate fair market value at December 31, 2015, the last business day of the year ($8.69 per share), on a split-adjusted basis but without deduction for the purchase price of these shares, is set forth in the following table.

Name	Prior Years	2015	Value at December 31, 2015
G. Walter Loewenbaum, II	73,941	3,000	$668,617
William E. Curran	43,851	3,000	$407,135
Peter H. Diamandis	4,730	3,000	$67,174
Thomas W. Erickson	—	2,496	$21,690
William D. Humes	3,030	3,000	$52,401
Jim D. Kever	73,941	3,000	$668,617
Kevin S. Moore	73,941	3,000	$668,617
Daniel S. Van Riper	71,910	3,000	$650,968
Karen E. Welke	40,941	3,000	$381,847

Total	386,285	26,496	$3,587,066

2015 Incentive Plan

Non-Employee Directors are also eligible to receive grants of Common Stock under the 2015 Incentive Plan, which was approved by our stockholders in May 2015. Subject to adjustment from time to time pursuant to Section 3(a) of the 2015 Incentive Plan, not more than 10,000 shares of Common Stock, in the aggregate, may be made subject to awards under the 2015 Incentive Plan in respect of any Non-Employee Director during any year; provided, however, that up to 50,000 shares of Common Stock, in the aggregate, may be made subject to awards under the 2015 Incentive Plan during any year in respect of any Non-Employee Director who also provides consulting or other services to the Company in addition to the services provided as a member of the Board. The only award made to a Non-Employee Director under the 2015 Incentive Plan was the award of 25,000 shares on February 1, 2015 to Mr. Erickson in connection with the Consulting Agreement described on page 17 of this Proxy Statement.

PROPOSAL TWO

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee is recommending the selection of BDO as our independent registered public accounting firm to examine and report on our financial statements for the year ending December 31, 2016, and the Board of Directors is asking stockholders to ratify this selection. Although current law, rules and regulations, as well as the Audit Committee charter, require our independent registered public accounting firm to be engaged, retained and supervised by the Audit Committee, the Board of Directors considers the selection of the independent accounting firm to be an important matter of stockholder concern and is submitting the selection of BDO for ratification by stockholders as a matter of good corporate practice. BDO has examined and reported on our financial statements since 2003, and we consider it to be well qualified. If the stockholders do not ratify the selection of BDO, the Audit Committee will reconsider whether or not to retain BDO. However, the Audit Committee will not be obliged to select a different independent registered public accounting firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the selection of a different independent registered public accounting firm at any time during the year if it is determined that such a change would be in the best interests of the Company and its stockholders.

Valid proxies will be voted on this proposal in accordance with the voting directions specified on the proxy or, if no directions are given, will be voted FOR the proposal to ratify the selection of BDO as our independent registered public accounting firm.

Representatives of BDO are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

The Board of Directors unanimously recommends you vote FOR the proposal to ratify the selection of BDO as our independent registered public accounting firm for 2016.

Fees of Independent Registered Public Accounting Firm

The Audit Committee is responsible for appointing, setting the compensation of and overseeing the work of our independent registered public accounting firm. In recognition of this responsibility, the Audit Committee has established a policy to pre-approve all audit and permissible non-audit services provided by BDO. BDO did not perform any non-audit services for us in 2015 or 2014.

The following table sets forth the aggregate fees that BDO billed us for professional services rendered for the years ended December 31, 2015 and 2014.

	2015	2014
	(dollars in thousands)
Audit fees(1)	$2,153	$1,406
Audit-related fees(2)	57	40

Total	$2,210	$1,446

(1)	Audit fees consisted of audit work performed in the preparation of financial statements as well as fees for services provided in connection with (i) statutory and regulatory filings or engagements, (ii) comfort letters, statutory audits, attest services, consents, assistance with and review of documents filed with the SEC, and (iii) $274,400 in 2015 and $339,000 in 2014 relating to acquisitions, and (iv) any other services that only the audit firm could reasonably provide.

(2)	Audit-related fees consisted primarily of services related to our employee benefit plans.

Report of the Audit Committee

The Audit Committee of the Board of Directors is currently composed of four directors, each of whom is independent as defined by the listing standards of the NYSE and is an “audit committee financial expert” as defined in the regulations of the SEC. See “Corporate Governance Matters—Audit Committee” above.

Responsibility

The Audit Committee is responsible for providing independent, objective oversight of our financial reporting processes and internal controls.

Management is responsible for our system of internal controls and its financial reporting processes, including the preparation of its financial statements in conformity with United States’ generally accepted accounting principles.

BDO, our independent registered public accounting firm, is responsible for performing an independent audit of our consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (“PCAOB”) and for issuing a report based on this audit expressing its opinion as to whether our financial statements present fairly, in all material respects, our financial position, results of operations and cash flows in conformity with United States’ generally accepted accounting principles.

The Audit Committee’s responsibility is to review and monitor, in an oversight capacity, the financial reporting and auditing processes. The Audit Committee has relied, without independent verification, on management’s representations that the financial statements are complete, free of material misstatement and prepared in accordance with United States’ generally accepted accounting principles, and on the opinion and representations made by BDO in its report on our financial statements, including its representations that BDO is “independent” and that its audit was performed in accordance with the auditing standards of the PCAOB. The Audit Committee’s oversight does not provide assurance that management’s and BDO’s opinion and representations referred to above are correct.

2015 Consolidated Financial Statements

In connection with these responsibilities, the Audit Committee met with management and representatives of BDO to review and discuss the audited consolidated financial statements for the year ended December 31, 2015. The Audit Committee discussed with the representatives of BDO the matters required to be discussed by PCAOB Auditing Standard No. 16, Communications with Audit Committees, which include, among other items, matters relating to the conduct of an audit of our financial statements. The Audit Committee received written disclosures and the letter from BDO required by applicable requirements of the PCAOB regarding the independent auditor communications with the Audit Committee concerning independence, and the Audit Committee discussed with the representatives of BDO that firm’s independence. The Audit Committee also pre-approved the services that BDO was engaged to provide during 2015, noted that BDO was not engaged to provide any non-audit services, evaluated and approved the fees charged for engagements that BDO undertook, and considered whether BDO’s provision of the services that were provided was compatible with maintaining that firm’s independence.

Based upon the Audit Committee’s discussions with management and BDO and the Audit Committee’s review of the representations of management and BDO, the Audit Committee recommended that the Board of Directors approve including the audited consolidated financial statements for the year ended December 31, 2015 in our Annual Report on Form 10-K for that year for filing with the SEC.

Internal Control Audit

For the year ended December 31, 2015, the Audit Committee reviewed and monitored, on an oversight basis, management’s activities undertaken to comply with our internal control evaluation responsibilities under Section 404 of The Sarbanes-Oxley Act of 2002. In connection with this oversight, the Audit Committee met with management and representatives of BDO to review and discuss management’s assessment of the effectiveness of our internal control over financial reporting as of December 31, 2015. Management’s assessment is contained in our Annual Report on Form 10-K for the year ended December 31, 2015.

Audit Committee:

      William E. Curran, Chairman

      William D. Humes

      Kevin S. Moore

      Daniel S. Van Riper

EMPLOYEE COMPENSATION MATTERS

We maintain a compensation program for all of our employees that is based upon the following objectives:

•	to attract employees, and retain current employees, with the skills and attributes that we need to promote the growth and success of our business;

•	to motivate our employees to achieve our strategic objectives;

•	to reward performance that benefits our goals and objectives;

•	to create an identity of interests between our employees and our stockholders; and

•	to encourage our employees to conduct themselves in accordance with our values and Code of Conduct.

We use the same principles in attracting and retaining our executives.

All of our employees receive either fixed annual salaries or hourly wages for their services. Certain of them, including our executive officers, participate in annual incentive compensation programs that are approved by the Board of Directors or its committees as part of our annual budgeting process, and participants in those programs have fixed incentive compensation targets that are approved in advance. See “Executive Compensation” below. Other employees receive commissions at pre-established rates based on their sales or related customer activities that are intended to provide incentives to their achieving previously approved sales or service objectives. During the period after Mr. Reichental’s departure, references to our CEO refer to our Interim President and CEO.

Our CEO oversees and approves recommendations from the manager to whom each employee reports relating to the compensation of these individuals. After he reviews those recommendations, the CEO modifies each manager’s recommendations as he considers to be appropriate and approves the amount of any annual incentive compensation to be awarded to any employee with respect to the preceding calendar year, determines the amount of any adjustments to be made to the annual compensation of each such individual for the current year, and establishes target incentive bonuses for the current calendar year for each employee. He may also adjust compensation for specific individuals at other times during the year when there are significant changes in the responsibilities of such individuals or under other circumstances that he considers appropriate.

As discussed above under “Corporate Governance Matters – Risk Assessment of Compensation Policies and Practices”, we believe that there are no substantial risks associated with our compensation practices and that any such risks that do exist are not reasonably likely to result in a material adverse effect on us. We endeavor to manage any of these risks that may arise through our system of internal financial and operational controls and our Board and management oversight processes.

EXECUTIVE COMPENSATION

Our Board of Directors values and encourages constructive dialogue on compensation and other topics of concern to our stockholders at any time. We welcome constructive feedback to our decisions about executive compensation programs as well as any other matter of concern to our stockholders.

The executive officers named in the Summary Compensation Table for 2015 are Abraham N. Reichental, our former President and CEO; Andrew M. Johnson, our current Interim President and CEO, Chief Legal Officer and Secretary; Theodore A. Hull, our former Executive Vice President and Chief Financial Officer; David R. Styka, our Executive Vice President and Chief Financial Officer; Mark A. Wright, our Executive Vice President and Chief Operating Officer; Charles W. Hull, our Executive Vice President and Chief Technology Officer; and Kevin P. McAlea, our Executive Vice President and Chief Operating Officer, Healthcare Services (collectively, our “Named Executive Officers” or “NEOs”).

On October 28, 2015, Abraham N. Reichental stepped down as President and CEO and as a director of the Company, effective at the close of business on October 28, 2015, by mutual agreement with the Board.

On October 29, 2015, Andrew M. Johnson was appointed as our Interim President and CEO and serves as our principal executive officer, effective upon Mr. Reichental’s departure on October 28, 2015. Mr. Johnson also continues to serve as our Chief Legal Officer and Secretary.

On May 14, 2015, we entered into a mutual separation agreement with Theodore A. Hull, Executive Vice President and Chief Financial Officer at the time, pursuant to which Mr. Hull left the Company effective as of the close of business on May 15, 2015.

On May 14, 2015, David R. Styka was appointed as our Executive Vice President and Chief Financial Officer, effective upon Mr. Theodore Hull’s departure on May 15, 2015. Prior to this date, Mr. Styka served as our Vice President and Chief Accounting Officer.

Say-on-Pay

At the 2014 Annual Meeting, our stockholders provided an advisory vote on the compensation of our NEOs as required by the Dodd-Frank legislation that was enacted in 2010. In that advisory vote, 82% of our shares that voted on this proposal voted favorably, and less than 18% of the shares that voted on this proposal voted negatively. The Compensation Committee considered these results and did not implement any significant changes to the design of our executive compensation program for 2016.

At the 2011 Annual Meeting, an advisory vote was taken on the frequency with which we will ask our stockholders to provide an advisory vote on our executive pay practices in the future. A majority of the shares that voted on this proposal approved a triennial period for say-on-pay votes. Our Board of Directors subsequently adopted a policy to confirm this advisory vote. Accordingly, at the 2017 Annual Meeting, our stockholders will be provided the next opportunity to vote on the compensation of our NEOs.

Compensation Discussion and Analysis

We have followed a consistent approach to executive compensation for the past several years, and we plan to continue to do so. This approach is guided by focus on the contributions of our NEOs to the accomplishment of our growth strategy. It is also directed toward continuous improvement in our operating results and profitability.

Financial Review

In 2015, our revenue increased by 1.9% to $666.2 million from $653.7 million in 2014. Our operating loss for 2015 was $641.9 million, compared to operating income of $26.3 million for 2014, reflecting goodwill and other intangible assets impairment charges, higher operating expenses and lower gross profit.

Our gross profit decreased by 8.1% to $291.8 million in 2015 from $317.4 million in 2014 reflecting a decrease in products and materials revenues coupled with cash and non-cash charges related to the end of life of our Cube 3 printer and our shift away from consumer products. Our gross profit margin decreased in 2015 to 43.8% from 48.6% in 2014, reflecting a decrease in products margins, which was driven by cash and non-cash charges related to the end of life of our Cube 3 printer and our shift away from consumer products, which more than offset higher materials and services margins.

Total operating expenses increased to $933.7 million, up from $291.1 million in 2014. These results reflect goodwill and other intangible asset impairment charges of $443.7 million and $93.5 million, respectively, arising from our annual impairment testing process. Excluding the goodwill and other intangible assets impairment charges, operating expenses increased $105.4 million on higher selling, general and administrative expenses primarily due to costs related to acquisitions, including amortization expense and higher compensation and travel expenses, in addition to a $17.4 million increase in research and development expenses related to our portfolio expansion and development of new products.

A more detailed discussion of our 2015 financial results appears in our 2015 Annual Report, and we encourage you to review it.

Growth Strategy

We are pursuing a growth strategy that focuses on strategic initiatives related to profitable growth opportunities in professional and industrial applications. We anticipate the ongoing expansion of 3D printing from the design and prototyping lab to the factory floor, and as the originator and a shaper of future 3D solutions, we plan to continue to invest in advanced developments to enhance and accelerate manufacturing applications, including the development of systems and materials which we believe are critical to driving growth.

We have launched new 3D printers with increased speeds and capabilities and larger build areas as well as introduced print materials with improved strength, temperature, durability and elasticity, developments that we believe are well suited for advanced and demanding professional and industrial applications, including manufacturing of end-use parts. We have also strengthened our software portfolio to help enhance our customers’ workflows from design to manufacturing.

We view direct metal 3D printing as a significant growth opportunity and continue to strengthen our capabilities and product offering in metals. We have a team that is focused on advancing our direct metal printing products and services. In addition to our existing portfolio of direct metal printers, we recently launched the new ProX DMP 320 system, designed for high precision, high throughput direct metal printing, with models that are optimized for printing with titanium, stainless steel or nickel super alloy.

We believe healthcare applications will also help drive our growth and profitability. We offer a comprehensive range of products and services that provide solutions from the training room to the operating room. We continue to expand our healthcare focused operations in the U.S. and Europe in support of growth in precision healthcare applications.

We expect to be able to support growth by prioritizing our resources to focus on professional and industrial opportunities and leveraging our technology, domain expertise and strong customer and partner relationships.

Our Executive Compensation Philosophy

With these objectives in mind, our compensation program continues to consist of the following principal elements:

•	base annual salaries;

•	when earned, incentive awards under our annual incentive programs; and

•	long-term equity compensation under our Plans.

The Compensation Committee of the Board of Directors is responsible for setting the compensation of all executive officers, including the NEOs. It is also responsible for setting the compensation of any other employees of the Company or our subsidiaries who report directly to our CEO or have base annual salaries of $300,000 or more. For additional information about the responsibilities of this Committee, see “Corporate Governance Matters—Compensation Committee” above.

The compensation we pay to employees is generally subject to the same principles and guidelines that apply to our executive compensation program. Nevertheless, the following is a discussion and analysis of the material elements of our compensation program as it relates to the NEOs.

This discussion focuses on the following elements of our executive compensation program:

•	the objectives of the program, including the results and behaviors the program is designed to reward;

•	the process used to determine executive compensation;

•	each element of compensation;

•	the reasons why the Committee chooses to pay each element;

•	how the Committee determines the amount of or the formula used for each element; and

•	how each element and the Committee’s decisions regarding that element fit into the Committee’s stated objectives and affect the Committee’s decisions regarding other elements.

This discussion is accompanied by disclosure of the compensation that was earned by our NEOs during 2015, 2014 and 2013 and that we expect they will earn in 2016. We are providing this information to help you understand the Summary Compensation Table that appears below and its related disclosures as well as the performance objectives that our executive compensation program is designed to compensate.

Determining Executive Compensation

The Compensation Committee reviews the NEOs’ compensation during the first quarter of each year. The purpose of this annual review is:

•	to determine the amount of any annual incentive compensation to be awarded to each NEO for the preceding calendar year;

•	to determine any adjustments to be made to the annual salary of each NEO for the current year; and

•	to approve our incentive compensation program for the current year and establish target incentive bonuses for the current calendar year for each of the NEOs.

As part of this review, our CEO gives the Compensation Committee a recommendation for incentive compensation awards for the prior year, salary adjustments for the current year and target incentive bonuses for the current year for each other NEO. The Committee reviews those recommendations and modifies them to the extent it considers appropriate. As part of this process, the Committee approves the amount of any annual incentive compensation to be awarded to each individual with respect to the preceding calendar year, determines the amount of any adjustments to be made to the annual salary of each such individual for the current year, approves the terms of our incentive compensation program for the current calendar year, and establishes target incentive bonuses for the current year for each of our NEOs and each other individual whose compensation it oversees. The Committee may also adjust compensation for specific individuals at other times during any year when there are significant changes in the responsibilities of such individuals or under other circumstances that the Committee considers appropriate.

Our CEO’s compensation is determined under similar principles but follows a different process. This process is designed to comply with applicable law and listing requirements under which, after discussing his or her self-evaluation with him or her and receiving the views of other independent directors, the Compensation Committee evaluates his or her performance, reviews the Committee’s evaluation with him or her, and, based on that evaluation and review, determines his or her compensation and performance and personal annual incentive objectives. Our CEO is excused from meetings of the Committee during voting or deliberations regarding his or her compensation.

Elements of Executive Compensation

In reviewing base annual salaries and target annual incentive awards for each NEO, the Compensation Committee also reviews each executive’s compensation history with the Company and prior equity awards or grants. The Committee is guided by its own judgment and those sources of information (including, when deemed appropriate, compensation surveys) that the Committee considers relevant. Neither we nor the Committee currently retain or use executive compensation consultants nor do we make compensation decisions by reference to any peer group of companies, whether defined by us or defined by any third party.

The Compensation Committee believes that the prudent use of discretion in determining compensation will generally be in our best interests and those of our stockholders. Accordingly, the Committee does not rely exclusively upon fixed formulas and, from time to time in exercising its discretion, the Committee may approve changes in compensation that it considers to be appropriate to award performance or otherwise to provide incentives toward achieving our objectives.

The Compensation Committee also seeks to strike a balance that it considers to be appropriate in its discretion between fixed elements of compensation, such as base salaries, and variable performance-based elements represented by annual incentive awards and long-term equity compensation. As a general matter, the Committee believes that our executive officers should have at least 30% of their annual cash compensation opportunity at risk under variable performance-based elements of our incentive compensation program, including in particular our annual incentive program. In most cases, the portion of our NEOs’ cash compensation opportunity that is at risk in any year exceeds that level. See “—2015 Incentive Compensation Program” below.

Base Salaries

We pay annual salaries to provide executives with a base level of monthly compensation. Salaries are also designed to help achieve our objectives of attracting and retaining executive talent, maintaining their standard of living and rewarding performance and responsibility. Adjustments to base salaries are based principally on the responsibilities of the executives, the Committee’s evaluation of the market demand for executives with similar capability and experience, and our corporate performance and the performance of each executive in relation to our strategic objectives.

Annual Incentive Program

Our annual incentive compensation program is designed to provide appropriate incentives to reward performance and motivate our executives, including the NEOs, to attain our strategic objectives.

This program is adopted annually, is designed with our strategic objectives in mind, and focuses partly on the achievement of pre-determined corporate financial objectives and partly, for each NEO, on personal objectives. Generally, 55% of each executive’s annual incentive compensation target is based on the achievement of pre-approved corporate financial objectives with the remaining 45% based on the achievement of personal objectives. We record an accrual of the amount of incentive compensation that we expect to pay over the course of each year and modify that accrual as circumstances change.

As an overriding condition, a failure to perform in accordance with our Code of Conduct or Code of Ethics may serve as a basis for a participant in this program to not receive an incentive award. We consider this aspect of our incentive compensation program to be consistent with sound principles of corporate governance, and we are pleased that it has not been necessary for us to invoke it with respect to any NEO.

As part of its goal-setting process, the Compensation Committee establishes current-year target incentive awards for each NEO with the following principles in mind:

•

Targets are used to determine the amount of any annual incentive that an NEO can expect to receive if we achieve our financial objectives for the year in question and such NEO achieves his or her personal objectives for that year. In setting these target incentive awards, the Committee considers each NEO’s level of responsibility and the recommendations of our CEO.

•

Target incentive awards are set at levels that are designed to link a substantial portion of each NEO’s total annual compensation opportunity to attaining the corporate and personal objectives applicable to the year in question. In general, more than 30% and in most cases at least one-third of each NEO’s annual cash compensation opportunity is at risk. See “—Grants of Plan Based Awards in 2015” below for a summary of target incentive awards for the NEOs applicable to 2015.

•

No minimum incentive awards are guaranteed to NEOs. The Compensation Committee does have discretion to make awards for performance if less than 100% of the financial target objectives are achieved, as long as at least 50% of the target objective was met.

•	Base target amounts represent the incentive awards that may be awarded assuming achievement of 100% of the pre-determined financial and individual objectives.

•

Maximum amounts represent the maximum amount that may generally be awarded to each NEO under the program for the year in question. In most cases, these are the same as the base target amounts, but as noted above the Committee reserves discretion to increase awards for performance that it considers to be exemplary.

Financial objectives are determined based on our business plan for the year in question. This business plan is developed by management and approved by the Board of Directors. Personal objectives are prepared by each NEO in discussions with the CEO and submitted by the CEO to the Committee for its review and approval. The Committee maintains discretion to adjust performance objectives for extraordinary items and other items as it deems appropriate.

With respect to financial measures, 100% of each NEO’s bonus related to each financial measure would generally be deemed to have been earned if the target for that financial measure is fully achieved, and under certain circumstances the Compensation Committee may determine that an NEO’s bonus related to a financial measure has been more than fully earned, and as a consequence increased, if the target for that financial measure is exceeded.

The remaining 45% of each NEO’s target incentive is based on the individual’s attainment of his or her pre-approved individual objectives. The Committee considers both quantitative and qualitative factors in determining the extent to which the financial and personal targets and objectives have been achieved, and credit may be awarded for the partial attainment of these objectives.

Individual objectives, which are revised annually and approved by the Compensation Committee, relate to matters such as the individual’s execution of projects that fall within our strategic objectives, timely completion of specified projects within budget, enhancements to sales and service productivity and other matters involved in our annual budget and business plans. The types and relative importance of an executive’s individual performance objectives varies from year to year depending on the executive’s areas of responsibility.

For a discussion of bonus awards made for 2015, see the discussion below at “—2015 Incentive Compensation Program.” We have also included a discussion of 2016 targets under “—2016 Compensation Program” below.

Long-Term Equity Compensation

The Compensation Committee administers our 2004 Incentive Stock Plan and the 2015 Incentive Plan. Under the Plans, the Committee is authorized to grant restricted stock awards, restricted stock units, stock options and other awards that are provided for under the Plans to such of our employees and employees of our subsidiaries as the Committee determines to be eligible for awards. Awards granted to a participant are based upon a number of factors, including the recipient’s position, salary and performance as well as our overall corporate performance.

The Plans are intended to provide an effective method of motivating performance from key employees, including our NEOs, and of creating an identity of interests in participants with the interests of our stockholders. Awards are made under these Plans as long-term incentive compensation to NEOs and other key employees when the Committee feels such awards are appropriate. We expect that NEOs who receive these awards will retain a substantial portion of the shares awarded to them to foster a mutuality of interests with our stockholders, and the failure of a participant to act in accordance with that expectation may adversely affect the decision to make future awards to such participant.

The Compensation Committee makes awards under the Plans both to reward short-term performance with equity-based compensation and to motivate the recipient’s long-term performance. The Committee does not follow the practice of making annual or other periodic awards to participants who are determined to be eligible to participate in the Plans. However, the Committee periodically reviews the stock ownership of key employees and, when it deems appropriate, makes awards under the Plans to reflect the contributions of those participants to specific corporate achievements and to provide motivation toward achieving strategic objectives. In addition, the Committee may make awards under the Plans to newly hired executives.

As a matter of practice adopted by the Compensation Committee, all awards made to our executive officers under the Plans through the date of this Proxy Statement have been restricted stock awards, but we may consider other types of equity awards in the future.

Restricted stock awards made under the 2004 Incentive Stock Plan require the recipient to pay 10% of the fair market value of the Common Stock on the date of grant (not to exceed $1.00 per share) and awards are subject to forfeiture and an option in our favor for three years after they are awarded, or such other period as may be determined by the Committee, to repurchase the shares upon payment of an amount equal to their per share issue price. We can exercise this option only upon the termination of an employee’s employment during the vesting period other than as a result of death or total disability. Such option terminates upon the occurrence of any of the events related to a change of control as specified in the 2004 Incentive Stock Plan.

Restricted stock awards made under the 2015 Incentive Plan do not require the recipient to pay for the award of Common Stock granted. Such awards remain subject to forfeiture until the vesting of such shares pursuant to the terms of the applicable award.

Shares of restricted stock issued pursuant to the Plans may not be sold, transferred or encumbered by the employee prior to vesting. The compensation associated with these awards is expensed over the vesting period, shares covered by these awards are considered outstanding upon issuance following the acceptance of each award for the purpose of calculating diluted earnings per common share, and holders of shares issued pursuant to such awards are entitled to vote such shares and to receive any dividends declared in respect of our Common Stock.

2015 Restricted Stock Awards

With our strategic growth initiatives in mind, at meetings on January 8, February 2, May 19, and November 13, 2015, the Compensation Committee made restricted stock awards under the Plans to a number of employees, including certain of the NEOs, to reflect the contributions that those individuals have made to our operations and financial condition, to provide motivation toward achieving our future strategic objectives and to further align the interests of those individuals with our stockholders. The aggregate awards made to these NEOs during 2015 were as follows:

Name	Number of Shares (1)	Grant Date Fair Value
Andrew M. Johnson	160,000	$2,095,450
David R. Styka	100,000	1,745,750
Mark W. Wright	80,000	700,000
Kevin P. McAlea	60,000	525,000
Charles W. Hull	50,000	437,500

Total	450,000	$5,503,700

(1)	Mr. Reichental and Mr. Theodore Hull did not receive restricted stock awards in 2015. On January 8, 2015, the Committee granted a restricted stock award of 25,000 shares to Mr. Styka, effective on his January 14, 2015 employment date with the Company, with a grant date fair value of $743,000. On February 2, 2015, the Committee granted a restricted stock award of 35,000 shares effective February 3, 2015 with a grant date fair value of $1,001,700 to Mr. Johnson as part of his 2015 compensation. On May 19, 2015, the Committee granted a restricted stock award of 25,000 shares to Mr. Styka with a grant date fair value of $565,250 in connection with his appointment as Executive Vice President and Chief Financial Officer. On November 13, 2015, the Committee granted 125,000 shares to Mr. Johnson with a grant date fair value of $1,093,750 partially in connection with his appointment as Interim President and CEO and partially in connection with his 2015 compensation. On November 13, 2015, the Committee granted a restricted stock award of 50,000 shares to Mr. Styka with a grant date fair value of $437,500 in connection with his 2015 compensation. All other grants in the table were part of the 2015 compensation of the NEOs and were granted on November 13, 2015.

2015 Salaries

The Compensation Committee approved the following salary increases to the NEOs, as follows:

•	a 6.0% increase in Mr. Reichental’s base salary to $938,630 effective April 1, 2015;

•	a 6.8% increase in Mr. Johnson’s base salary to $320,000 effective April 1, 2015;

•

an 8.7% increase in Mr. McAlea’s base salary to $375,000, effective January 1, 2015, in connection with his promotion to the role of Executive Vice President and Chief Operating Officer, Healthcare Services; and

•	a 4.2% increase in Mr. Charles Hull’s base salary to $375,000 effective April 1, 2015.

Mr. Styka’s base salary effective January 14, 2015, upon his employment with the Company was $300,000. In connection with Mr. Styka’s promotion to Executive Vice President and Chief Financial Officer, his base salary was increased to $350,000 effective May 16, 2015.

The base salary of each of Mr. Theodore A. Hull and Mr. Wright remained at $400,000 given their recent employment commencement during the fourth quarter of 2014.

2015 Incentive Compensation Program

Consistent with the principles discussed above, at its meeting on February 2, 2015, with respect to Messrs. Reichental, Theodore Hull, Johnson, Wright, Charles Hull and McAlea, the Compensation Committee approved an annual incentive program for 2015. The 2015 target incentive awards for the participating NEOs were set as follows:

•

for Mr. Reichental, in accordance with the terms of his employment agreement, a base target of 100% of his 2015 annual base salary, discussed below, with a maximum potential incentive award equal to 200% of his annual base salary;

•	for Mr. Johnson, a base and maximum target of 50% of his 2015 base annual salary;

•	for Mr. Theodore Hull, a base and maximum target of approximately 50% of his 2015 base annual salary;

•	for Mr. Wright, a base and maximum target of approximately 50% of his 2015 base annual salary;

•	for Mr. McAlea, a base and maximum target of approximately 50% of his 2015 base annual salary; and

•	for Mr. Charles Hull, a base and maximum target of approximately 50% of his 2015 annual salary.

The Compensation Committee approved a base and maximum target for Mr. Styka of approximately 50% of his 2015 base annual salary in connection with his initial employment with the Company in January 2015. The range of these 2015 target incentive awards is presented in the section titled “—Grants of Plan-Based Awards in 2015”below.

The performance objectives established for the 2015 annual incentive program were as follows:

•	25% of each NEO’s base target incentive award was based on the achievement of an annual revenue growth budget;

•	15% of each NEO’s base target incentive award was based on the achievement of a budgeted level of EBITDA (earnings before income taxes, depreciation and amortization);

•	7.5% of each NEO’s base target incentive award was based on the achievement of a budgeted level of GAAP diluted earnings per share;

•	7.5% of each NEO’s base target incentive award was based on the achievement of a budgeted level of non-GAAP diluted earnings per share; and

•	the 45% remainder was based upon the achievement of personal objectives for each NEO that have been approved by the Compensation Committee.

After reviewing our financial results for 2015 and the NEOs performance of their individual performance objectives for 2015, the Committee made incentive compensation awards to the NEOs that are set forth in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table set forth below. No incentive awards were made with respect to the Company’s targeted financial objectives since those objectives were not achieved in 2015. Incentive awards were made, however, based on the achievement of personal objectives as follows:

•

a $86,041 cash award to Mr. Reichental, representing achievement of 11% of a possible 45%, equal to 24% achievement, of the personal portion of his base target incentive award, and a total of 11% of his overall base target incentive award for 2015.

In accordance with the terms of his employment agreement, the Compensation Committee considered Mr. Reichental’s partial completion of goals, including his efforts to leverage and scale the Company’s recent investments and his work in executing on growth plans within our budgeted cost structure.

•

a $62,400 cash award to Mr. Johnson, representing achievement of 39% of a possible 45%, equal to 87% achievement, of the personal portion of his base target incentive award, and a total of 39% of his overall base target incentive award for 2015.

In making this award, the Compensation Committee considered Mr. Johnson’s leadership in the legal department in realizing cost savings on legal spend and improved processes around strategic transactions, compliance and training resources and two months of performance as Interim President and CEO.

•

a $59,500 cash award to Mr. Styka, representing achievement of 34% of a possible 45%, equal to 76% achievement, of the personal portion of his base target incentive award, and a total of 34% of his overall base target incentive award for 2015.

In making this award, the Compensation Committee considered Mr. Styka’s financial leadership in the Company including his work on financial planning and analysis, improvements to the accounts payable and accounts receivable processes and his efforts to improve the financial closing process throughout extended geographies.

•

a $70,000 cash award to Mr. Wright, representing achievement of 35% of a possible 45%, equal to 78% achievement, of the personal portion of his base target incentive award, and a total of 35% of his overall base target incentive award for 2015.

In making this award, the Compensation Committee considered Mr. Wright’s leadership in improving cost of goods sold, progress with regard to the completion of a worldwide training center and corresponding systems as well as his efforts in product marketing and improvements to the sales channel and sales training.

•

an $84,375 cash award to Mr. McAlea representing achievement of 45% of a possible 45%, equal to 100% achievement, of the personal portion of his base target incentive award, and a total of 45% of his overall base target incentive award for 2015.

In making this award, the Compensation Committee considered Mr. McAlea’s leadership of the Company’s healthcare business including achievement of budgeted revenue and gross margin targets, the integration of acquired healthcare services into the business and work on strategic initiatives in precision healthcare.

•

a $65,625 cash award to Mr. Charles Hull representing achievement of 35% of a possible 45%, equal to 78% achievement, of the personal portion of his base target incentive award, and a total of 35% of his overall base target incentive award for 2015.

In making this award, the Compensation Committee considered Mr. Charles Hull’s efforts to lead companywide innovation in line with our strategic initiatives.

•	In connection with its review of the performance of NEOs in 2015, the Compensation Committee determined that Mr. Theodore Hull’s incentive compensation award was $0.

In making this determination, the Compensation Committee considered Mr. Theodore Hull’s departure in May 2015.

Interim CEO Bonus and Merit Bonuses

On January 5, 2016, the Compensation Committee approved a monthly bonus payment of approximately $25,776 to Mr. Johnson for his service as the Interim President and CEO. The amount of this monthly bonus represents half of the difference between the effective 2015 monthly salary of the former CEO and Mr. Johnson’s effective 2015 monthly salary. The payment was made retroactive to the date of Mr. Johnson’s appointment as the Interim President and CEO on October 29, 2015.

On March 24, 2016, the Board ratified the Compensation Committee’s earlier adoption of a special bonus of $100,000 to be paid to each of Mr. Johnson, Mr. Styka, Mr. Wright, Mr. McAlea and Mr. Charles Hull, in connection with their high performance and leadership during the transition period following the departure of Mr. Reichental as CEO. Such special bonus will be paid on April 29, 2016 so long as such persons are employees in good standing on that date.

2016 Compensation Program

At its meeting on February 23, 2016, the Compensation Committee granted salary increases to the NEOs, effective April 1, 2016, as follows:

•	a 4.06% increase in Mr. Johnson’s base salary to $333,000;

•	a 3.71% increase in Mr. Styka’s base salary to $363,000;

•	a 4.00% increase in Mr. Wright’s base salary to $416,000;

•	a 3.73% increase in Mr. McAlea’s base salary to $389,000; and

•	a 3.73% increase in Mr. Charles Hull’s base salary to $389,000.

At its meeting on February 23, 2016, the Compensation Committee also approved an annual incentive program for 2016.

The 2016 target incentive awards established at that meeting for the NEOs are as follows:

•	for Mr. Johnson, a base and maximum target of approximately 50% of his 2016 base annual salary;

•	for Mr. Styka, a base and maximum target of approximately 50% of his 2015 base annual salary;

•	for Mr. Wright, a base and maximum target of approximately 50% of his 2015 base annual salary;

•	for Mr. McAlea, a base and maximum target of approximately 50% of his 2015 base annual salary; and

•	for Mr. Charles Hull, a base and maximum target of 50% of his 2015 base annual salary.

The range of these 2016 target incentive awards is presented in the following table:

	Estimated Future Payouts Under 2016 Incentive Compensation Plan
Name	Threshold	Base Target	Maximum
Andrew M. Johnson	$—	$166,500	$166,500
David R. Styka	—	181,500	181,500
Mark W. Wright	—	208,000	208,000
Kevin P. McAlea	—	194,500	194,500
Charles W. Hull	—	194,500	194,500

On March 17, 2016, the Compensation Committee approved the following performance objectives for the 2016 annual incentive program:

•	25% of each NEO’s base target incentive award will be based on the achievement of an annual revenue growth budget;

•	10% of each NEO’s base target incentive award will be based on the achievement of an annual budgeted level of EBITDA;

•	10% of each NEO’s base target incentive award will be based on the achievement of an annual budgeted level of cash flow from operations;

•	10% of each NEO’s base target incentive award will be based on the achievement of a budgeted level of GAAP diluted earnings per share; and

•	the 45% remainder will be based upon the achievement of personal objectives for each NEO as approved by the Compensation Committee.

Other Compensation Matters

Benefits and Perquisites

We provide our employees, including the NEOs, with a benefit program that we believe is reasonable, competitive and consistent with the objectives of our compensation program. As a matter of policy, the Compensation Committee does not award personal benefits or perquisites to our NEOs that are unrelated to our business. However, under certain circumstances discussed below, the Committee has approved certain personal benefits or perquisites that are either provided to an NEO by contract or that it deemed to be in our interests in order to induce executives to commence or maintain employment with us. Those amounts are reported in the Summary Compensation Table. All other perquisites for the NEOs amount to less than $10,000 per person.

Our executives, including the NEOs, are eligible to participate in employee benefit programs that we provide to our employees generally, which include a group insurance program providing group health, dental, vision, life and long-term disability insurance. Other benefits include a Section 401(k) plan, health savings accounts, flexible spending accounts for health and dependent care expenses, sick leave, holiday time and vacation time.

Agreements with NEOs

From time to time, we enter into employment, severance or similar agreements with our NEOs. We entered into an employment agreement with Mr. Reichental, our former President and CEO, when he was hired in 2003. Under this agreement, Mr. Reichental was entitled to severance payments in connection with the occurrence of certain events, including non-renewal of that employment agreement, his death, and termination of his employment by us without cause. See “—Employment and Other Agreements with NEOs” below for a description of the amounts paid and payable to Mr. Reichental in connection with his departure from the Company in October 2015.

We have also entered into:

•	a severance agreement with Mr. Theodore Hull, pursuant to which he was entitled to certain severance payments in connection with his separation from the company on May 15, 2015;

•	a severance agreement with Mr. Styka, pursuant to which he would become entitled to severance payments if his employment is terminated other than for cause;

•	a severance agreement with Mr. McAlea, pursuant to which he would become entitled to severance payments if his employment is terminated other than for cause; and

•	an agreement with Mr. Charles Hull, pursuant to which he will become a consultant for a period of four years after his retirement.

For additional information regarding each of the foregoing arrangements and the treatment of shares of restricted stock granted to our NEOs upon the occurrence of certain events, see “—Employment and Other Agreements with NEOs” and “—Vesting of Stock Under the Plans upon Certain Events” below.

Section 162(m) of the Internal Revenue Code

Under Section 162(m) of the Internal Revenue Code, we are generally not entitled to deduct for federal income tax purposes non-performance-based compensation paid to our CEO and our three other highest paid executive officers, other than the Chief Financial Officer, to the extent that any such individual’s compensation in any year exceeds $1.0 million. Special rules apply for “performance-based” compensation, including the pre-approval of performance goals applicable to that compensation.

Certain of the compensation that we pay to our NEOs may be considered to be non-performance based compensation, and in certain instances such compensation may exceed $1.0 million. However, in order to maintain flexibility in compensating executives in a manner designed to promote our corporate goals, the Compensation Committee has not adopted a policy that all compensation must be deductible for federal income tax purposes and retains the discretion to authorize payments that may not be deductible for federal income tax purposes if it believes such payments are in the best interests of the Company and our stockholders.

Stock Performance

While some people consider stock performance to be a significant factor in compensation decisions, we generally consider matters such as total return to our stockholders, but we do not consider stock performance as a controlling factor in making compensation decisions. Short-term movements in our stock price and total return to stockholders as reflected in the performance of our stock price are subject to factors, including factors affecting the securities markets generally, that are unrelated to our performance.

Our priorities and the priorities of our management are centered on achieving our strategic objectives, meeting customer needs, new product development, increasing cash generation, identifying, completing and successfully integrating strategic investments, and promoting operational excellence and innovation. The pursuit of such longer range objectives is not necessarily consistent with producing short-term results to increase our stock price or stockholder return, but we believe that pursuing these longer range objectives should result in performance that is more likely to maximize total return to our stockholders over time.

Since our executive compensation is based upon factors relating to our growth and profitability and the performance of our business as well as the contributions of each of our executives to achieving our objectives, we believe that we have provided appropriate incentives to align management’s interests with our long-term growth and development and the interests of our stockholders. We also believe that there are many ways in which our executives contribute to building a successful company. While our financial statements and stock price reflect the results of some of those efforts, many long-term strategic decisions made in pursuing our growth and development may have little visible impact on our stock price in the short term.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the section titled “Compensation Discussion and Analysis” in relation to the requirements set forth in Item 402(b) of Regulation S-K for a Compensation Discussion and Analysis. Based on such review and discussion, the Compensation Committee has recommended to the Board of Directors that such section be included in this Proxy Statement and the Annual Report on Form 10-K for the year ended December 31, 2015.

Compensation Committee:

      Karen E. Welke, Chair

      G. Walter Loewenbaum, II

      Kevin S. Moore

      Daniel S. Van Riper

Summary Compensation Table

The Summary Compensation Table sets forth the total compensation during 2015, 2014 and 2013 paid to or earned by each of the NEOs.

We have included Notes to this Table to explain various items of compensation in the Table. We also call your attention to the following general matters affecting the Table:

1. Salary is the gross amount of salary paid to each NEO in the year concerned before any deductions or exclusions.

2. Bonus is the gross amount of cash bonus amounts paid to each NEO in the year concerned before any deductions or exclusions. This bonus amount is separate and distinct from any awards with respect to Non-Equity Incentive Plan Compensation. For 2015, these amounts included a merit bonus paid to the NEOs in connection with their high performance and leadership during the transition period following the departure of Mr. Reichental as CEO. For Mr. Johnson, this amount also relates to a monthly bonus he received for services in November and December 2015 in connection with the performance of his duties as Interim President and CEO. For Mr. Wright, this amount relates to a signing bonus in connection with the commencement of his employment in October 2014.

3. The dollar amounts in the column labeled “Restricted Stock Awards” are the Grant Date Fair Value of awards that we made in 2015, 2014 and 2013, respectively, in accordance with ASC 718, and are presented after deducting the amount paid for each award in accordance with our 2004 Incentive Stock Plan, as applicable. Each of those awards was a restricted stock award made under our Plans. The award agreements for such restricted stock awards made under the 2004 Incentive Stock Plan require that each recipient pay the lesser of $1.00 per share or 10% of the fair market value of the shares covered by the award at the time the award is made. Each recipient paid $1.00 for each share of Common Stock covered by such recipient’s award under the 2004 Incentive Stock Plan in 2015, 2014 and 2013. Awards made under the 2015 Incentive Plan did not require that the recipient pay any amount in connection with the award. The shares covered by each award are subject to forfeiture if the recipient leaves our employ before the vesting date of the award other than as a result of death or disability. See “—Elements of Compensation—Long-Term Equity Compensation” above.

4. With respect to Non-Equity Incentive Plan Compensation, each of the NEOs participates in the annual incentive program described above that provides for an annual target incentive award that is approved by the Compensation Committee. This column shows the amount that was awarded to each NEO for the year concerned. See “2015 Incentive Compensation Program” above.

5. As discussed above, the NEOs also participate in employee benefit programs that we provide to our employees generally. “All Other Compensation” in the table below does not include our cost of providing benefits that are generally available to all of our employees on a non-discriminatory basis or perquisites or personal benefits where the aggregate amount of such perquisites and personal benefits is less than $10,000 for a particular NEO.

6. Total Compensation for each year equals the sum of the items set forth in each column of the Summary Compensation Table.

Name and Principal Position	Year	Salary	Bonus	Restricted Stock Awards(1)	Non-Equity Incentive Plan Compensation(2)	All Other Compensation(3)	Total
Abraham N. Reichental	2015	$797,972	$—	$—	$86,041	$144,419	$1,028,432
President and Chief Executive	2014	863,500	—	5,149,500	602,140	25,535	6,640,675
Officer	2013	791,982	—	9,356,250	724,500	25,751	10,898,483
Andrew M. Johnson	2015	314,616	151,553	2,060,450	62,400	—	2,589,019
Interim President and CEO and	2014	284,981	—	2,242,800	102,000	—	2,629,781
Chief Legal Officer	2013	238,269	—	1,056,780	55,125	—	1,350,174
Theodore A. Hull	2015	153,847	—	—	—	393,636	547,483
Executive Vice President and	2014	52,308	—	2,206,800	—	32,719	2,291,827
Chief Financial Officer	2013	—	—	—	—	—	—
David R. Styka	2015	310,385	100,000	1,720,750	59,500	—	2,190,635
Executive Vice President and	2014	—	—	—	—	—	—
Chief Financial Officer	2013	—	—	—	—	—	—
Mark W. Wright	2015	400,000	100,000	700,000	70,000	24,294	1,294,294
Executive Vice President and	2014	61,538	100,000	2,197,200	—	27,617	2,386,355
Chief Operating Officer	2013	—	—	—	—	—	—
Kevin P. McAlea	2015	375,000	100,000	525,000	84,375	65,580	1,149,955
Executive Vice President and	2014	353,002	—	1,716,500	93,840	61,735	2,225,077
Chief Operating Officer, Healthcare Services	2013	326,994	—	1,194,000	49,896	80,930	1,651,820
Charles W. Hull	2015	370,962	100,000	437,500	65,625	—	974,087
Executive Vice President and	2014	355,904	—	1,413,200	113,400	—	1,882,504
Chief Technology Officer	2013	340,961	—	2,418,000	44,402	—	2,803,363

(1)	During 2015, the Compensation Committee made the following restricted stock awards under the Plans.

Name	Jan. 14, 2015 Shares Granted	Feb. 3, 2015 Shares Granted	May 19, 2015 Shares Granted	Nov. 13, 2015 Shares Granted
Abraham N. Reichental	—	—	—	—
Andrew M. Johnson	—	35,000	—	125,000
Theodore A. Hull	—	—	—	—
David R. Styka	25,000	—	25,000	50,000
Mark W. Wright	—	—	—	80,000
Kevin P. McAlea	—	—	—	60,000
Charles W. Hull	—	—	—	50,000

Total	25,000	35,000	25,000	365,000

Subject to the terms of the 2004 Incentive Stock Plan, these awards granted January 14, 2015 and February 3, 2015 will vest in accordance with their terms on January 14, 2018 and February 3, 2018, respectively. Subject to the terms of the 2015 Incentive Plan, these awards granted May 19, 2015 will vest in accordance with their terms on May 19, 2018. Subject to the terms of the 2015 Incentive Plan, these awards granted November 13, 2015 will vest in accordance with their terms in approximate one-thirds on November 13, 2016, November 13, 2017 and November 13, 2018, respectively. The Grant Date Fair Value of these shares is based on the $29.72 per share closing price with respect to the shares awarded on January 14, 2015, $28.62 per share closing price with respect to the shares awarded on February 3, 2015, $22.61 per share closing price with respect to shares awarded on May 19, 2015, and $8.75 per share closing price with respect to the shares awarded on November 13, 2015. See—Elements of Compensation—Long-Term Equity Compensation” above.

During 2014, the Compensation Committee made the following restricted stock awards under the 2004 Incentive Stock Plan.

Name	Feb. 4, 2014 Shares Granted	Oct. 27, 2014 Shares Granted	Nov. 4, 2014 Shares Granted	Nov. 17, 2014 Shares Granted
Abraham N. Reichental	—	—	—	150,000
Andrew M. Johnson	30,000	—	—	—
Theodore A. Hull	—	—	60,000	—
Mark W. Wright	—	60,000	—	—
Kevin P. McAlea	—	—	—	50,000
Charles W. Hull	—	40,000	—	—

Total	30,000	100,000	60,000	200,000

Subject to the terms of the 2004 Incentive Stock Plan, these awards will vest in accordance with their terms on February 4, 2017, October 27, 2017, November 4, 2017, and November 17, 2017, respectively, except for such awards made to Mr. Reichental and Mr. Theodore Hull, which were repurchased upon their departures from the Company. The Grant Date Fair Value of these shares is based on the $75.76 per share closing price with respect to the shares awarded on February 4, 2014, $37.62 per share closing price with respect to the shares awarded on October 27, 2014, $37.78 per share closing price with respect to shares awarded on November 4, 2014 and $35.33 per share closing price with respect to the shares awarded on November 17, 2014.

During 2013, the Compensation Committee made the following restricted stock awards on a split-adjusted basis under the 2004 Incentive Stock Plan.

Name	Feb. 4, 2013 Shares Granted	Nov. 18, 2013 Shares Granted	Dec. 5, 2013 Shares Granted
Abraham N. Reichental	—	—	125,000
Andrew M. Johnson	27,000	—	—
Kevin P. McAlea	—	15,000	—
Charles W. Hull	—	30,000	—

Total	27,000	45,000	125,000

Subject to the terms of the 2004 Incentive Stock Plan, these awards will vest in accordance with their terms on February 4, 2016, November 18, 2016 and December 5, 2016, respectively, except for such award made to Mr. Reichental, which was repurchased upon his departure from the Company. The Grant Date Fair Value of these shares is based on the $39.81 per share closing price with respect to the shares awarded on February 4, 2013, the $80.60 per share closing price with respect to the shares awarded on November 18, 2013 and the $75.85 per share closing price with respect to the shares awarded on December 5, 2013, on a split-adjusted basis.

(2)	On February 23, 2016, the Compensation Committee approved the annual cash incentive awards for 2015 to the NEOs that are shown in the table as Non-Equity Incentive Plan Compensation. See “—2015 Incentive Compensation Program” above.

On February 2, 2015 and March 11, 2015, the Compensation Committee approved the annual cash incentive awards for 2014 to the NEOs that are shown in the table above as Non-Equity Incentive Plan Compensation.

On March 11, 2014, the Compensation Committee approved the annual cash incentive awards for 2013 to the NEOs that are shown in the table above as Non-Equity Incentive Plan Compensation. Mr. Reichental declined his cash award determined by the Compensation Committee to be $724,500. However, because the award was granted in February 2014 and earned during 2013, the award is shown in the table.

(3)

Mr. Reichental’s other compensation in 2015 includes $126,354 in salary continuation paid as severance, $1,667, which is the cost to the Company of continued medical coverage for Mr. Reichental and his dependents for the two months in 2015 after his departure and amounts that we paid for living expenses and costs for an automobile that we provided prior to his departure for his general use. The living expenses relate to a residence that he maintained in the Rock Hill, South Carolina area, away from his primary residence. Such living expenses and automobile expenses were as follows for 2015:

2015
Living expenses	$11,438
Automobile expenses	4,960

Total	$16,398

For additional information concerning his compensation and severance terms, see “—Employment and Other Agreements with NEOs” below.

Mr. Theodore A. Hull’s other compensation in 2015 includes $207,692 in salary continuation paid as severance, $180,108 in relocation benefit payments, which includes benefits grossed up by the Company by $64,062, and $5,836, which is the cost to the Company of continued medical coverage for Mr. Hull and his dependents for the six months after his departure.

Mr. Wright’s other compensation in 2015 includes $24,294 in relocation benefit payments, which includes benefits grossed up by the Company by $8,231.

Mr. McAlea’s other compensation in 2015 includes $65,580 in relocation benefit payments, which includes benefits grossed up by the Company by $26,042.

Grants of Plan-Based Awards in 2015

The following table sets forth information with respect to plan-based awards granted in 2015, including the amounts of target incentive awards established for each of the NEOs under the 2015 incentive compensation program that the Compensation Committee established on February 2, 2015. The threshold amounts are zero because no minimum awards are guaranteed to NEOs under this program.

In the case of Mr. Reichental, the base target amount represents the incentive award that could have been awarded assuming achievement of 100% of the pre-determined financial and individual performance objectives for 2015 and the maximum amount represents the maximum amount that could have been awarded assuming achievement of 200% or greater of the financial performance measures and individual performance measures for 2015. In the case of Messrs. Johnson, Theodore Hull, Styka, Wright, McAlea and Charles Hull, the base target and maximum amounts represent the incentive awards that could have been awarded assuming achievement of 100% of the pre-determined financial and individual performance objectives for 2015. See “—2015 Incentive Compensation Program” above.

The dollar amounts in the column labeled “Grant Date Fair Value of Stock Awards” are the grant date fair value of the awards in accordance with ASC 718.

			Estimated 2015 Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock	Grant Date Fair Value of Stock Awards
Name	Incentive Plan	Grant Date	Threshold	Base Target	Maximum
Abraham N. Reichental	2015 Incentive Compensation Program	2/2/15	$—	$938,630	$1,877,260
	2015 Incentive Plan	—				—	$—
Andrew M. Johnson	2015 Incentive Compensation Program	2/2/15	—	160,000	160,000
	2004 Incentive Stock Plan	2/3/15				35,000	1,001,700
	2015 Incentive Plan	11/13/15				125,000	1,093,750
Theodore A. Hull	2015 Incentive Compensation Program	2/2/15	—	200,000	200,000
	2015 Incentive Plan					—	—
David R. Styka	2015 Incentive Compensation Program	5/16/15	—	175,000	175,000
	2004 Incentive Stock Plan	1/14/15				25,000	743,000
	2015 Incentive Plan	5/19/15				25,000	565,250
	2015 Incentive Plan	11/13/15				50,000	437,500
Mark W. Wright.	2015 Incentive Compensation Program	2/2/15	—	200,000	200,000
	2015 Incentive Plan	11/13/15				80,000	700,000
Kevin P. McAlea	2015 Incentive Compensation Program	2/2/15	—	187,500	187,500
	2015 Incentive Plan	11/13/15				60,000	525,000
Charles W. Hull	2015 Incentive Compensation Program	2/2/15	—	187,500	187,500
	2015 Incentive Plan	11/13/15				50,000	437,500

Employment and Other Agreements with NEOs

Abraham N. Reichental

Mr. Reichental became President and CEO and a member of the Board of Directors effective September 19, 2003, and we entered into an employment agreement with him on that date. Pursuant to this agreement, he was entitled to an annual base salary of at least $450,000 per year, subject to increase at the discretion of the Compensation Committee. In addition to standard employee benefits, under the terms of his employment agreement, as amended, he was also entitled to participate in our annual incentive program, with a target annual incentive award of 100% of his base annual salary with a maximum target incentive award of 200% of his base annual salary, subject to the attainment of the performance objectives set forth in our annual incentive program. He was also entitled to be reimbursed for certain relocation and living expenses.

On October 28, 2015, Mr. Reichental stepped down as President and CEO and as a director of the Company, effective at the close of business on October 28, 2015, by mutual agreement with the Board. The Board of Directors deemed this separation as a termination without cause under his employment agreement and paid him the benefits he was entitled to for termination without cause under such employment agreement.

In addition, Mr. Reichental was granted restricted stock under our 2004 Incentive Stock Plan. The shares of restricted stock granted under the 2004 Incentive Stock Plan were subject to an option in our favor for three years after they were awarded to repurchase them for the lesser of $1.00 per share and 10% of their fair market value on the date of grant. After his departure, Mr. Reichental forfeited 425,000 unvested shares of restricted stock granted to him under the Plan, and the Company reimbursed Mr. Reichental for the $1.00 per share issue price of such shares.

The following table sets forth the post-employment compensation and benefits that were paid to or are payable to Mr. Reichental under his employment agreement.

Benefits and Payments Upon Termination	Involuntary Termination Without Cause
Compensation:
Two Years Base Salary(1)	$1,877,260
Annual Incentive Award(2)	86,041
Unvested Restricted Stock(3)	—
Other Benefits:
Health, Dental and Vision Insurance(4)	18,986
Life Insurance(5)	1,092
Disability Insurance(5)	1,272

Total:	$1,984,651

(1)	Represents two years of his base salary of $938,630 for 2015. $126,354 in salary continuation was actually paid as severance in 2015 and such amount is reflected in the Summary Compensation Table above under the “All Other Compensation” column.

(2)	Represents the amount of his annual incentive award for 2015.

(3)	425,000 shares of restricted stock held by Mr. Reichental at the time of his departure were forfeited to the Company in accordance with the award agreement. Mr. Reichental was reimbursed the $375,000 issue price for such shares.

(4)	Represents the estimated incremental cost to us of health, dental and vision plan continuation for two years.

(5)	Represents the estimated incremental cost for us of such continuing insurance coverage of two years.

Theodore A. Hull

On May 14, 2015, we entered into a mutual separation agreement with Theodore A. Hull, the Company’s Executive Vice President and Chief Financial Officer at the time, pursuant to which Mr. Hull left the Company effective as of the close of business on May 15, 2015.

The separation agreement provided that Mr. Hull would be paid an amount of up to $400,000 equal to one year of his current salary. Such separation pay was payable to Mr. Hull for six months following his separation date and up to an additional six months thereafter so long as he did not accept new employment. Pursuant to this agreement, the Company ceased payment of severance after six months, in November 2015. Mr. Hull was eligible for payment by the Company of a bonus for the 2015 fiscal year pro-rated as of his separation date. The Compensation Committee determined that his bonus amount for 2015 was $0, considering his departure from the Company in May 2015.

In addition, for up to 12 months following separation, the Company would continue medical coverage for Mr. Hull and his dependents and will provide Mr. Hull with certain relocation assistance not to exceed a total of approximately $200,000.

For a period of three years after separation, the Company will indemnify Mr. Hull for any claim arising from his performance as an officer, director or employee of the Company or any of its subsidiaries or other affiliates or in any other capacity in which he served at the Company’s request, in each case to the maximum extent permitted by law and under the Company’s Articles of Incorporation and By-Laws.

As part of the separation agreement, and subject to certain conditions, Mr. Hull agreed to a release of claims against the Company and to certain non-compete, non-solicitation and non-disparagement provisions.

The actual amount of separation payments, including severance for six months, the cost to the Company of continued medical coverage for Mr. Hull and his dependents for the six months after his departure and the actual amounts of relocation assistance paid to Mr. Hull under his agreement are reflected in the Summary Compensation Table under the “All Other Compensation” column.

David R. Styka

In connection with the appointment of Mr. Styka as Chief Financial Officer, we entered into a severance agreement with him. The severance agreement provides for the payment of compensation and benefits to Mr. Styka in the event his employment (i) is involuntarily terminated by the Company without Cause (as defined in the severance agreement), or (ii) is terminated by him for Good Reason (as defined in the severance agreement). Under the terms of the severance agreement, the Company will pay Mr. Styka up to an amount equal to one year of his salary at the time of termination. Such severance pay shall be payable to Mr. Styka for six months following his termination of employment for Cause or Good Reason and up to an additional six months thereafter so long as he has not accepted new employment.

If upon termination, Mr. Styka elects to continue medical coverage for himself and his dependents under the Company’s group health plan pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company will pay the difference between the premium for COBRA continuation coverage and the active employee premium cost for up to 12 months after termination.

In addition, the Company will require any successor to the Company (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, or who acquires the stock of the Company, to expressly assume and agree to perform the terms of the severance agreement.

The severance agreement contains certain non-compete, non-solicitation and non-disparagement provisions.

The following table sets forth the severance payments and estimated benefits payable under Mr. Styka’s severance agreement, assuming that he was terminated on December 31, 2015.

Benefits and Payments Upon Termination Without Cause or For Good Reason	Amount
Severance Payments (12 months)(1)	$350,000
Benefits:
Health, Dental and Vision Insurance(2)	15,587

Total:	$365,587

(1)	Based on Mr. Styka’s salary in 2015 of $350,000.

(2)	Represents the estimated incremental cost to us of health, dental and vision plan continuation for twelve months.

Charles W. Hull

The Company and Mr. Charles W. Hull have entered into a consulting arrangement pursuant to which, upon Mr. Hull’s retirement, he will become a consultant to us for a period of four years at a fixed consulting fee that will decline from $275,000 in the first year to $100,000 in the fourth year, and he will remain entitled to continuing life and health insurance coverage.

The following table sets forth the consulting fees and estimated benefits payable under his consulting arrangement, assuming that he retired on December 31, 2015.

Benefits and Payments Upon Termination	Amount
Consulting Fees (4 years)(1)	$625,000
Benefits:
Health, Dental and Vision Insurance(2)	57,597
Life Insurance(3)	187

Total:	$682,784

(1)	Consulting fees payable to Mr. Hull under this consulting arrangement will be $275,000 for the first year, $150,000 for the second year and $100,000 for the third and fourth years.

(2)	Represents the estimated incremental cost to us of health, dental and vision plan continuation for four years.

(3)	Represents the estimated incremental cost to us of such continuing insurance coverage for two years.

Kevin McAlea

The Company and Mr. McAlea are parties to a severance arrangement pursuant to which Mr. McAlea would become entitled to severance payments equal to nine months of his then current salary if his employment is terminated other than for cause. If Mr. McAlea had been terminated without cause on December 31, 2015, he would have been entitled to severance payments totaling $281,250.

Vesting of Stock under the Plans upon Certain Events

Mr. Johnson, Mr. Styka, Mr. Wright, Mr. McAlea, and Mr. Charles Hull each hold restricted stock granted under the Plans that is subject to forfeiture if any of those individuals leaves our employ prior to the shares vesting in accordance with their respective award terms.

Each share of restricted stock granted to Mr. Johnson, Mr. Styka, Mr. Wright, Mr. McAlea, and Mr. Charles Hull under the 2004 Incentive Stock Plan will no longer be subject to our option to repurchase that share if any of those individuals leaves our employ due to death or disability or in the event of a change of control, and under the 2015 Incentive Plan each share of restricted stock granted to Mr. Johnson, Mr. Styka, Mr. Wright, Mr. McAlea, and Mr. Charles Hull will no longer be subject to forfeiture if any of those individuals leaves our employ due to death or disability or, in certain circumstances as approved by the Compensation Committee, in the event of a change of control.

The following provides information for each current NEO assuming he had left our employ on December 31, 2015 due to death or disability or if a change of control had occurred on such date and vesting had been approved by the Compensation Committee in connection with those shares awarded pursuant to the 2015 Incentive Plan:

•

217,000 unvested shares of restricted stock owned by Mr. Johnson which were granted under the Plans (valued at $1,885,730 based on the closing stock price of $8.69 as of such date), would have become vested;

•

100,000 shares of unvested restricted stock owned by Mr. Styka which were granted under the Plans (valued at $869,000 based on the closing stock price of $8.69 as of such date), would have become vested;

•

140,000 unvested shares of restricted stock owned by Mr. Wright which were granted under the Plans (valued at $1,216,600 based on the closing stock price of $8.69 as of such date), would have become vested;

•	125,000 shares of restricted stock owned by Mr. McAlea (valued at $1,086,250 based on the closing stock price of $8.69 as of such date), would have become vested; and

•

120,000 unvested shares of restricted stock owned by Mr. Charles Hull which were granted under the Plans (valued at $1,042,800 based on the closing stock price of $8.69 as of such date), would have become vested.

Outstanding Equity Awards at Year-End 2015

There were no shares of Common Stock underlying stock options held at the end of 2015 by the NEOs.

The following table sets forth, for each of the NEOs, the number and market value of shares covered by unvested restricted stock awards held at the end of 2015. All information in this table has been presented on a split-adjusted basis.

	Outstanding Unvested Restricted Stock Awards
Name	Number of Shares or Units of Stock that Have Not Vested(1)	Market Value of Shares or Units of Stock That Have Not Vested(2)
Abraham N. Reichental	—	$—
Andrew M. Johnson	217,000	1,885,730
Theodore A. Hull	—	—
David R. Styka	100,000	869,000
Mark W. Wright	140,000	1,216,600
Kevin P. McAlea	125,000	1,086,250
Charles W. Hull	120,000	1,042,800

(1)	The shares set forth in this column consist of shares of restricted Common Stock awarded, as a long-term incentive award, on (a) February 4, 2013 that vested on February 4, 2016, (b) November 18, 2013 that vest on November 18, 2016, (c) February 4, 2014 that vest on February 4, 2017, (d) October 27, 2014 that vest on October 27, 2017, (e) November 17, 2014 that vest on November 17, 2017, (f) January 14, 2015 that vest on January 14, 2018, (g) February 3, 2015 that vest on February 3, 2018, (h) May 19, 2015 that vest on May 19, 2018, and (i) November 13, 2015 that vest in approximate one-thirds on November 13, 2016, November 13, 2017, and November 13, 2018, respectively. Each award of restricted stock is subject to forfeiture if the recipient leaves our employ prior to the applicable vesting date for up to three years after the date of grant of the award other than as a result of death or disability.

(2)	The amounts set forth in this column were calculated by multiplying the closing market price of our Common Stock on December 31, 2015 ($8.69 per share) on a split-adjusted basis by the number of shares set forth in the column titled “Number of Shares or Units of Stock that Have Not Vested” and have not been reduced to reflect the amount paid for any of the shares in this column.

The restricted stock reported in the table above has been presented on a split-adjusted basis and was awarded as a long-term incentive award, as follows:

Name	Feb. 4, 2013	Nov. 18, 2013	Feb. 4, 2014	Oct. 27, 2014	Nov. 17, 2014	Jan. 14, 2015	Feb. 3, 2015	May 19, 2015	Nov. 13, 2015
Andrew M. Johnson	27,000	—	30,000	—	—	—	35,000	—	125,000
David R. Styka	—	—	—	—	—	25,000	—	25,000	50,000
Mark W. Wright	—	—	—	60,000	—	—	—	—	80,000
Kevin P. McAlea	—	15,000	—	—	50,000	—	—	—	60,000
Charles W. Hull	—	30,000	—	—	40,000	—	—	—	50,000

Total	27,000	45,000	30,000	60,000	90,000	25,000	35,000	25,000	365,000

Stock Vested in 2015

Shares of restricted Common Stock held by the NEOs, a split-adjusted basis, vested as follows during 2015:

Name	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
Abraham N. Reichental	—	$—
Andrew M. Johnson	19,500	429,195
Theodore A. Hull	—	—
David R. Styka	—	—
Mark W. Wright	—	—
Kevin P. McAlea	45,000	405,450
Charles W. Hull	30,000	270,300

Total	94,500	$1,104,945

(1)	Mr. Johnson’s restricted shares were granted on May 14, 2012. The Grant Date Fair Value of these shares is $359,385 and is based on the closing price on May 14, 2012 of $18.43. Messrs. McAlea and Charles Hull’s restricted shares were granted on November 27, 2012. The Grant Date Fair Value of these shares is $1,357,200 for Mr. McAlea and $904,800 for Mr. Charles Hull and is based on the closing price on November 27, 2012 of $30.16.

(2)	Mr. Johnson’s restricted shares vested on May 14, 2015. The value of such shares on such vesting date is based on the closing price on that date of $22.01 per share. Messrs. McAlea and Charles Hull’s restricted shares vested on November 27, 2015. The value of such shares on such vesting date is based on the closing price on that date of $9.01 per share.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers and directors and any person owning ten percent or more of the outstanding shares of our Common Stock to file reports with SEC to report their beneficial ownership of and transactions in our securities and to furnish us with copies of those reports. Based upon a review of those reports submitted to us, along with written representations from or on behalf of certain executive officers and directors that they were not required to file any reports during 2015, we believe that all of these reports were timely filed during 2015.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth (a) as of the date indicated in the applicable Schedule 13D or 13G with respect to each person identified as having filed a Schedule 13D or 13G and (b) as of March 21, 2016 with respect to the other persons listed in the table, the number of outstanding shares of Common Stock and the percentage beneficially owned:

•	by each person known to us to be the beneficial owner of more than five percent of our Common Stock;

•	by each current director and each of our NEOs; and

•	by all of our directors and executive officers as a group.

Except as otherwise indicated in the footnotes to the table, and subject to any applicable community property laws, each person has the sole voting and investment power with respect to the shares beneficially owned. The address of each person listed is in care of 3D Systems Corporation, 333 Three D Systems Circle, Rock Hill, South Carolina 29730, unless otherwise noted.

	Shares of Common Stock Beneficially Owned(1)
Name and Address of Beneficial Owner	Number of Shares		Percentage Ownership
BlackRock, Inc.	7,445,690	(2)	6.7%
55 East 52nd Street New York, New York 10055
The Vanguard Group.	7,254,164	(3)	6.5%
100 Vanguard Blvd. Malvern, PA 19355
William E. Curran	46,851	(4)	*
Peter Diamandis	7,730	(5)	*
Thomas W. Erickson	61,642	(6)	*
Charles W. Hull	477,191	(7)	*
William D. Humes	6,030	(8)	*
Jim D. Kever	405,787	(9)	*
G. Walter Loewenbaum, II	2,527,312	(10)	2.3%
Kevin S. Moore	1,510,281	(11)	1.4%
Daniel S. Van Riper	47,297	(12)	*
Karen E. Welke	40,941	(13)	*
Andrew M. Johnson	231,869	(14)	*
Kevin P. McAlea	255,000	(15)	*
David R. Styka	100,000	(16)	*
Mark W. Wright	140,000	(17)	*
Abraham N. Reichental	1,204,275	(18)	1.1%
Theodore A. Hull	0	(19)	0
All directors and current executive officers as a group (15 persons)	5,974,148	(20)	5.4%

*	Less than one percent

(1)	Percentage ownership is based on the number of shares of Common Stock outstanding and entitled to vote as of March 21, 2016, the record date for the Annual Meeting. Common Stock numbers include, with respect to the stockholder in question, Common Stock which the stockholder could acquire within 60 days of the record date.

(2)

BlackRock, Inc., a Delaware corporation, filed an Amended Schedule 13G on January 25, 2016 indicating that it has sole voting power over 7,076,345 of these shares and sole dispositive power over all 7,445,690 of these shares. Such filing indicates that various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, these shares and that none of such persons’ interest in these shares exceeds 5% of our total outstanding shares.

(3)	The Vanguard Group, a Pennsylvania corporation, filed an Amended Schedule 13G on February 10, 2016 indicating that it has sole voting power over 76,762 of these shares, shared voting power over 6,200 of these shares, sole dispositive power over 7,176,552 of these shares and shared dispositive power over 77,612 of these shares.

(4)	All shares beneficially owned by Mr. Curran were issued under the Directors Stock Plan and are subject to restrictions on transfer. See “Director Compensation” above.

(5)	All shares beneficially owned by Dr. Diamandis were issued under the Directors Stock Plan and are subject to restrictions on transfer. See “Director Compensation” above.

(6)	The shares of Common Stock held directly by Mr. Erickson include 2,496 shares of Common Stock issued under the Directors Stock Plan, which are subject to restrictions on transfer, and 25,000 shares of Common Stock granted to him under our 2015 Incentive Plan, which are subject to forfeiture in certain circumstances. See “Director Compensation” and “Corporate Governance Matters—Related Party Transactions Policy and Procedures” above.

(7)	Consists of (a) 187,176 shares of Common Stock that Mr. Hull holds directly and (b) 290,015 shares of Common Stock held in the Charles William Hull and Charlene Antoinette Hull 1992 Revocable Living Trust for which Mr. and Mrs. Hull serve as trustees. The shares of Common Stock held directly by Mr. Hull include 120,000 shares of Common Stock granted to him under the Plans, which are subject to forfeiture in certain circumstances. See “—Outstanding Equity Awards at Year-End 2015” above.

(8)	All shares beneficially owned by Mr. Humes were issued under the Directors Stock Plan and are subject to restrictions on transfer. See “Director Compensation” above.

(9)	Consists of (a) 307,114 shares of Common Stock that Mr. Kever holds directly, and (b) 98,673 shares of Common Stock held by an irrevocable trust for the benefit of Mr. Kever’s minor children. Mr. Kever disclaims beneficial ownership of the shares and other securities held by that trust except to the extent of his pecuniary interest in them. The shares of Common Stock held directly by Mr. Kever include 76,941 shares of Common Stock issued under the Directors Stock Plan, which are subject to restrictions on transfer. See “Director Compensation” above.

(10)

Consists of (a) 984,810 shares of Common Stock that Mr. Loewenbaum holds directly, (b) 210,715 shares held in the name of Mr. Loewenbaum’s spouse, (c) 33,279 shares held in the name of The Lillian Shaw Loewenbaum Trust for which Mr. and Mrs. Loewenbaum serve as trustees, (d) 376,441 shares held in the name of The Loewenbaum 1992 Trust for which Mr. and Mrs. Loewenbaum serve as trustees, (e) 60,000 shares held in the name of Wally’s Trust u/w/o Joel Simon Loewenbaum for which Mr. Loewenbaum serves as trustee, (f) 5,100 shares held in the name of the Anna Willis Loewenbaum 1993 Trust for which Mr. and Mrs. Loewenbaum serves as trustee, (g) 5,100 shares held in the name of the Elizabeth Scott Loewenbaum 1993 Trust for which Mr. and Mrs. Loewenbaum serves as trustee, (h) 55,565 shares held in the name of Waterproof Partnership, L.P. of which Mr. Loewenbaum and his wife are the general partners, (i) 67,500 shares held in the name of Blanco Cattle & Ranch, LLC, a limited liability company owned 100% by Mr. Loewenbaum, (j) 223,802 shares held in the name of Elizabeth Scott Loewenbaum 2010 Trust for which Mr. Loewenbaum serves as trustee, (k) 205,000 shares held in the name of Anna Loewenbaum Hargrove 2010 Trust for which Mr. Loewenbaum serves as trustee, (l) 18,328 shares held in the name of George Walter Loewenbaum TTEE the GWLDDD 2014 Annuity Trust U/A Dtd 4/14/2014for which Mr. Loewenbaum serves as trustee, (m) 44,967 shares held in the name of Lillian Shaw Loewenbaum TTEE the LSLDDD 2014 Annuity Trust U/A Dtd 4/14/2014 for which Mrs. Loewenbaum serves as trustee, (n) 50,000 shares held in the name of Lillian Shaw Loewenbaum TTEE the LSL3DS 2014 Annuity Trust U/A/Dtd 11/13/2014 for which Mrs. Loewenbaum serves as trustee, (o) 50,000 shares held in the name of George Walter Loewenbaum TTEE the GWL3DS 2014 Annuity Trust U/A/Dtd 11/13/2014 for which Mr. Loewenbaum serves as trustee, (p) 81,672 shares held in the name of The GWL3D 2015 Annuity Trust U/A Dtd 5/18/2015, and (q) 55,033 shares held in the name of The LSL3D 2015 Annuity Trust U/A Dtd

5/18/2015. Mr. Loewenbaum disclaims beneficial ownership except to the extent of his pecuniary interest therein of any securities not directly held by him. The shares of Common Stock held directly by Mr. Loewenbaum include 76,941 shares of Common Stock issued under the Directors Stock Plan, which are subject to restrictions on transfer. See “Director Compensation” above.

(11)	Consists of (a) 2,734 shares of Common Stock that Mr. Moore owns directly, (b) 81,157 shares of Common Stock held in the name of Kevin S. Moore, Trustee, The Kevin Scott Moore 2011 Revocable Living Trust dated September 13, 2011, and (c) the 1,426,390 shares beneficially owned by The Clark Estates, Inc., with respect to which Mr. Moore disclaims beneficial ownership as well as any pecuniary interest. The shares of Common Stock held directly by Mr. Moore include 60,441 shares of Common Stock issued under the Directors Stock Plan, which are subject to restrictions on transfer. See “Director Compensation” above.

(12)	All shares beneficially owned by Mr. Van Riper were issued under the Directors Stock Plan and are subject to restrictions on transfer. See “Director Compensation” above.

(13)	All shares beneficially owned by Ms. Welke were issued under the Directors Stock Plan and are subject to restrictions on transfer. See “Director Compensation” above.

(14)	The shares of Common Stock held directly by Mr. Johnson include 190,000 shares of Common Stock granted to him under the Plans, which are subject to forfeiture in certain circumstances. See “—Outstanding Equity Awards at Year-End 2015” above.

(15)	The shares of Common Stock held directly by Mr. McAlea include 125,000 shares of Common Stock granted to him under the Plans, which are subject to forfeiture in certain circumstances. See “—Outstanding Equity Awards at Year-End 2015” above.

(16)	The shares of Common Stock held directly by Mr. Styka were granted to him under the Plans, which are subject to forfeiture in certain circumstances. See “—Outstanding Equity Awards at Year-End 2015” above.

(17)	The shares of Common Stock held by Mr. Wright were granted to him under the Plans, and are subject to forfeiture in certain circumstances. See “—Outstanding Equity Awards at Year-End 2015” above.

(18)	Mr. Reichental left the Company in October 2015 and all shares that had been granted to him under the Plans that had not vested at such time were forfeited. As of his departure date, the shares of Common Stock held directly by Mr. Reichental included 305,000 shares that are pledged pursuant to secure a line of credit.

(19)	Mr. Hull left the Company in May 2015 and all shares that had been granted to him under our 2004 Incentive Stock Plan that had not vested at such time were forfeited.

(20)	Consists of an aggregate of 5,977,148 shares of outstanding Common Stock beneficially owned, directly or indirectly, by all 15 directors and current executive officers as a group. A total of 30,000 of the shares of Common Stock owned directly by one of such persons are pledged to secure a brokerage account line of credit.

HOW TO CAST YOUR VOTE IF YOU ARE A STOCKHOLDER OF RECORD

We will send a Notice of Internet Availability of Proxy Materials to all stockholders of record as of the record date for the Annual Meeting. That Notice will give you the opportunity to request a set of printed proxy materials, and you will be sent proxy materials if you request them. That set of printed proxy materials will also include a proxy card.

You are encouraged to review this Proxy Statement and our 2015 Annual Report before you cast your vote.

You will be entitled to vote:

•	electronically on the internet;

•	by mail by using the proxy card and postage-paid return envelope that you receive; or

•	by using the toll-free telephone number listed on the proxy card.

You may vote electronically by using a website that provides links to this Proxy Statement and our 2015 Annual Report. You may access your records on this website by using a control number printed on the Notice of Internet Availability. If you vote on the internet, please do not return your proxy card.

If you vote by mail, simply mark, sign and date each proxy card that you receive, and return them in the postage-paid envelopes that you will receive.

If you vote by telephone, easy-to-follow telephone voice prompts should enable you to vote your shares and confirm that your voting instructions have been properly recorded. Our telephone voting procedures are designed to authenticate stockholders by using the individual control numbers provided on each proxy card. Accordingly, please have your proxy card available when you call. If you vote by telephone, you do not need to return your proxy card.

Internet voting and telephone voting on our dedicated site are available 24 hours a day, seven days a week, except that no internet or telephone votes will be accepted after 11:59 p.m., Eastern Daylight Time, on Monday, May 16, 2016, the business day prior to the Annual Meeting.

HOW TO CAST YOUR VOTE IF YOU ARE A STREET-NAME HOLDER

Street-name holders should expect to receive a voting instruction form from Broadridge Financial Solutions, Inc. or another firm that is hired by your nominee holder to solicit votes on its behalf. That voting instruction form should give you the opportunity to request a set of printed proxy materials, and you will be sent proxy materials if you request them.

You are encouraged to review this Proxy Statement and our 2015 Annual Report before you cast your vote.

Street-name holders will also generally be entitled to vote:

•	electronically on the internet;

•	by mail by using the voting instruction form and postage-paid return envelope that you receive; or

•	by using the toll-free telephone number that is included on your voting instruction form.

Street-name holders should be able to vote electronically on the internet by using a control number provided on the instruction form and a website identified on the voting instruction form that provides links to this Proxy Statement and our 2015 Annual Report. If you vote on the internet, please do not return your voting instruction form.

As a street-name holder, if you vote by mail, simply mark, sign and date the voting instruction form, and return it in the postage-paid envelope that is enclosed with it.

If you vote by telephone, you may vote by calling the toll-free number listed on the voting instruction form that you receive. Easy-to-follow telephone voice prompts should enable you to vote your shares and confirm that your voting instructions have been properly recorded. Broadridge’s telephone voting procedures are designed to authenticate stockholders by using the individual control numbers provided on each voting instruction form. Accordingly, please have your voting instruction form available when you call. If you vote by telephone, please do not return your voting instruction form.

We understand that internet and telephone voting should be available to street-name holders 24 hours a day, seven days a week, except that you should cast any internet or telephone votes prior to 11:59 p.m., Eastern Daylight Time, on Monday, May 16, 2016, the business day prior to the Annual Meeting.

OTHER VOTING AND STOCKHOLDER MATTERS

Voting in Person at the Annual Meeting

Any stockholder of record may vote in person at the Annual Meeting whether or not he or she has previously voted, and regardless of whether the prior vote was cast by internet, telephone or mail. If you attend the Annual Meeting and vote your shares at that meeting, those shares will be counted as present for quorum purposes.

If you hold your shares in street name, you must obtain a written proxy, executed in your favor, from the nominee holding your shares of record in order to vote your shares in person at the Annual Meeting.

If You Wish to Revoke Your Proxy

Regardless of the method you use to vote, you may revoke your proxy at any time before your shares are voted at the Annual Meeting by:

•	voting electronically by internet at a later time;

•	voting by telephone at a later time;

•	submitting a properly signed proxy or voting instruction form with a later date; or

•	voting in person at the Annual Meeting if you are a stockholder of record (or hold a valid proxy from the nominee who holds your shares in their name).

Please remember that, as described above, there will be no internet or telephone voting available after 11:59 p.m., Eastern Daylight Time, on Monday May 16, 2016, the business day prior to the Annual Meeting.

Abstentions; Broker Non-Votes

Any shares for which a valid proxy is granted will be treated as present for the purpose of determining the presence of a quorum at the Annual Meeting. If you or your street-name nominee do not grant a valid proxy on any matter to be considered at the Annual Meeting, your shares will not be considered in determining the presence of a quorum.

If you or your nominee grant a valid proxy but abstain from voting on any of the directors, your shares will count for the purpose of determining the presence of a quorum but will otherwise have no effect on the result of the vote. If you or your nominee grant a valid proxy but abstain from voting on the ratification of the appointment of our independent public accountants, your shares will count for the purpose of determining the presence of a quorum and will have the same effect as votes against the proposals.

For street-name holders, as discussed above, your broker or other nominee may exercise its discretion in granting a valid proxy on the ratification of the appointment of our independent public accountants. For the purposes of our Annual Meeting, a “broker non-vote” will occur when a bank, broker or other nominee holder has not received voting instructions with respect to the election of directors. The rules applicable to the election of directors require that each stockholder either vote as recommended by our Board of Directors, or vote against the directors. For purposes of the election of directors, “broker non-votes” will count for the purpose of determining the presence of a quorum but will otherwise have no effect on the result of the vote.

Multiple Accounts

If you hold shares in more than one account, shares that are registered in different names or shares that are held in street name, you may receive more than one Notice of Internet Availability of Proxy Materials, more than one proxy card or more than one voting instruction form. Each of these Notices, proxy cards or voting instruction forms will likely relate to shares that you own in different accounts, in different names or with different banks, brokerage firms or other nominees.

Please follow the instructions on each Notice that you receive. We also ask that you please vote the shares covered by each Notice electronically or by telephone or sign, date and return all proxy cards and voting instruction forms that you receive. This will ensure that all of your shares are represented and voted at the Annual Meeting.

Householding; Delivery of Documents to Security Holders Sharing an Address

We are making this Proxy Statement, our 2015 Annual Report and the Notice of Internet Availability of Proxy Materials available to all stockholders of record as of the record date for the Annual Meeting. This includes all financial institutions in which you have been identified to us as holding our shares in street name.

If you and other family members are street-name stockholders residing in the same household, you may receive only one 2015 Annual Report and one Proxy Statement if you have previously made an election with your bank, broker or other nominee holder to deliver only one copy to you. This process of delivering only one set of these materials to multiple security holders sharing an address is called “householding.” Householding may provide convenience for you and cost savings for us. If you are participating in a householding program, it may continue until one or more of the stockholders within the household provides instructions to the contrary to their nominee.

If you are a street-name stockholder who is receiving multiple copies, you may elect to participate in a householding program. You can do that by requesting that only a single set of materials be sent to you in the future by following the householding instructions on the voting instruction form provided to you by your bank, broker or other nominee holder. Alternatively, if you are a street-name holder whose nominee holder utilizes the services of Broadridge Financial Solutions, Inc. (as indicated on the voting instruction form that you receive), you may send written householding instructions to Householding Department, 51 Mercedes Way, Edgewood, New York 11717 or call (800) 542-1061. The instructions must include your name and account number and the name of the bank, broker or other nominee holder. Otherwise, you should contact your bank, broker or other nominee holder.

If you are a street-name stockholder who has requested printed materials and you participate in a “householding” program, upon your request to receive separate copies in the future, you will receive an additional copy of the 2015 Annual Report, this Proxy Statement and the Notice of Internet Availability of Proxy Materials. Instructions to request additional copies of these documents should be provided on the voting instruction form that your bank, broker or other holder of record provides to you.

Copies of this Proxy Statement, our 2015 Annual Report and the Notice of Internet Availability of Proxy Materials are available upon request by calling (803) 326-4010 or by writing to Investor Relations, 3D Systems Corporation, 333 Three D Systems Circle, Rock Hill, South Carolina 29730 or by emailing to Investor.Relations@3dsystems.com.

Stockholder Proposals for the 2017 Annual Meeting

Under Rule 14a-8 of the Exchange Act, certain stockholder proposals may be eligible for inclusion in our proxy statement and form of proxy for our 2017 Annual Meeting. The date by which we must receive stockholder proposals to be considered for inclusion in the proxy statement and form of proxy for the 2017 Annual Meeting of Stockholders is December 2, 2016 or, if the date of our 2017 Annual Meeting is changed by more than 30 days from May 17, 2017, a reasonable time before we begin to print and mail the proxy materials for the 2017 Annual Meeting.

Our By-Laws set forth certain procedures that stockholders must follow in order to properly nominate a person for election to the Board of Directors or to present any other business at an annual meeting of stockholders, other than proposals included in our proxy statement pursuant to Rule 14a-8. In addition to any other applicable requirements, to properly nominate a person for election to the Board of Directors or for a stockholder to properly bring other business before the 2017 Annual Meeting, a stockholder of record must give timely notice thereof in proper written form to our Corporate Secretary. To be timely, a stockholder’s notice to the Corporate Secretary must be received at our principal office between January 17, 2017 and February 16, 2017; provided that, if the 2017 Annual Meeting is more than 30 days before or more than 60 days after the first anniversary of the prior year’s annual meeting or if we did not hold an annual meeting in the prior year, then such notice must be received no earlier than the close of business on the 120th day prior to the date of the 2017 Annual Meeting and no later than the close of business on the 90th day prior to the date of the 2016 Annual Meeting or, if later, the 10th day after public disclosure of the date of the 2017 Annual Meeting. The notice also must contain specific information regarding the nomination or the other business proposed to be brought before the meeting, as set forth in our By-Laws. The By-Law provisions relating to advance notice of business to be transacted at annual meetings are contained in Section 2.13 of our By-Laws, which are available on our website and can be viewed by going to www.3DSystems.com and clicking on “Investor Relations,” then “Corporate Governance” and then selecting the document titled “Amended and Restated By-Laws” from the list of documents on the web page.

New Director Searches; Stockholder Recommended Nominees to the Board

Our Governance Committee will consider director nominees recommended by stockholders in accordance with our Corporate Governance Guidelines and a policy adopted by the Board. Recommendations should be submitted to our Corporate Secretary in writing at our offices in Rock Hill, South Carolina, along with additional required information about the nominee and the stockholder making the recommendation.

The Governance Committee and the Board have also approved qualifications for nomination to the Board that the Governance Committee will consider, at a minimum, in recommending to the Board potential new Board members or the continued service of existing members. In determining whether to recommend particular individuals to the Board, the Committee will consider, among other factors, a director’s ethical character, a director’s experience and diversity of background as well as whether a director is independent under applicable listing standards and financially literate. The process by which the Governance Committee identifies and evaluates nominees for director is the same regardless of whether the nominee is recommended by a stockholder.

Copies of our Corporate Governance Guidelines, our Policy and Procedure for Stockholder Nominations to the Board and our Qualifications for Nomination to the Board are posted on our website, which can be viewed by going to www.3DSystems.com and clicking on “Investor Relations,” then “Corporate Governance” and then selecting the appropriate document from the list of documents on the web page.

When the Board or the Governance Committee has identified the need to add a new Board member with specific qualifications or to fill a vacancy on the Board, the chairman of the Committee will initiate a search, seeking input from other directors and senior management and hiring a search firm, if necessary. The initial list of candidates that satisfy the specific criteria, if any, and otherwise qualify for membership on the Board will be identified by the Governance Committee. At least one member of the Governance Committee (generally the Chairman) and the CEO will interview each qualified candidate. Other directors will also interview the candidate if possible. Based on a satisfactory outcome of those reviews, the Governance Committee will make its recommendation for approval of the candidate to the Board.

OTHER MATTERS

This Proxy Statement is being delivered to you on our behalf. We are bearing the expenses of preparing, printing, web hosting and mailing this Proxy Statement and other proxy materials and all other expenses of soliciting proxies. We have retained Georgeson Inc. (“Georgeson”) to solicit proxies by personal interview, mail, telephone, facsimile, internet or other means of electronic transmission and to request brokerage houses, banks and other custodians, nominees and fiduciaries to forward soliciting material to the beneficial owners of the Common Stock held of record by those persons. We agreed to pay Georgeson a fee of $9,500 for these services and will reimburse it for payments made to brokers and other nominee holders for their expenses in forwarding soliciting material. We have also agreed that Georgeson’s fees may increase if certain changes in the scope of its services occur. In addition, our directors, officers and employees may solicit proxies by personal interview, mail, telephone, facsimile, internet or other means of electronic transmission, although they will receive no additional compensation for such solicitation.

We do not know of any matters to be presented at the meeting other than those set forth in this Proxy Statement. However, if any other matters come before the meeting, the proxy holders will vote the shares represented by any proxy granted in their favor in such manner as the Board of Directors may recommend and otherwise in the proxy holders’ discretion.

By Order of the Board of Directors

Andrew M. Johnson

Secretary

Rock Hill, South Carolina

March 24, 2016

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 P.M., E.D.T., on May 16, 2016.

Vote by Internet
• Go to www.envisionreports.com/DDD
• Or scan the QR code with your smartphone
• Follow the steps outlined on the secure website

Vote by telephone

•	Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone

•	Follow the instructions provided by the recorded message

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2.

1. Election of Directors:	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain	+
01 - William E. Curran	☐	☐	☐	02 - Thomas W. Erickson	☐	☐	☐	03 - Charles W. Hull	☐	☐	☐
04 - William D. Humes	☐	☐	☐	05 - Jim D. Kever	☐	☐	☐	06 - G. Walter Loewenbaum, II	☐	☐	☐
07 - Kevin S. Moore	☐	☐	☐	08 - Daniel S. Van Riper	☐	☐	☐	09 - Karen E. Welke	☐	☐	☐

	For	Against	Abstain

2. Ratification of the appointment of BDO USA, LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2016.	☐	☐	☐

B	Non-Voting Items

Change of Address — Please print your new address below.	Comments — Please print your comments below.	Meeting Attendance

Mark the box to the right if you plan to attend the Annual Meeting.	☐

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign EXACTLY as name(s) appears hereon. When signing on behalf of a corporation, estate, trust or other stockholder, please give its full name and state your full title or capacity or otherwise indicate that you are authorized to sign.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — 3D SYSTEMS CORPORATION

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF

3D SYSTEMS CORPORATION

The undersigned hereby appoints G. Walter Loewenbaum, II and Andrew M. Johnson, or either of them, proxies and attorneys-in-fact, with full power of substitution, on behalf and in the name of the undersigned, to represent the undersigned and, to vote the shares of the undersigned which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of 3D Systems Corporation (the “2016 Annual Meeting”) to be held at 11:00 a.m., E.D.T., on May 17, 2016 at the offices of the Company at 333 Three D Systems Circle, Rock Hill, South Carolina 29730 and at any adjournments or postponements thereof.

THE PROXY HOLDERS WILL VOTE AS RECOMMENDED BY THE BOARD OF DIRECTORS ON ANY OTHER MATTERS THAT MAY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF OR, IN THE ABSENCE OF A BOARD RECOMMENDATION ON ANY SUCH OTHER PROPER MATTERS, IN THE PROXY HOLDERS’ DISCRETION.

The undersigned hereby revokes all proxies previously given by the undersigned to vote at the 2016 Annual Meeting and any adjournments or postponements thereof and acknowledges receipt of 3D Systems Corporation’s Proxy Statement dated March 24, 2016 and Notice for the 2016 Annual Meeting.

This proxy will be voted as directed, or, if no contrary direction is indicated, will be voted FOR the Election of all of the Director Nominees and FOR Proposal No. 2 and as recommended by the Board of Directors on any other matters that may come before the Annual Meeting or any adjournments or postponements thereof or, in the absence of a board recommendation on any such other proper matters, in the proxy holders’ discretion.

SEE REVERSE SIDE

Your vote is important. Please vote Today!

Please mark, sign, date and return your proxy form in the envelope provided.

Address Change/Comments (Mark the corresponding box on the reverse side)